Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
dated as of April 12, 2019
by and among
PEPPERIDGE FARM, INCORPORATED
WM. BOLTHOUSE FARMS, INC.
CAMPBELL SOUP COMPANY
and
GENERIS HOLDINGS, LP

TABLE OF CONTENTS

i

ii

EXHIBITS
Exhibit A – Definitions
Exhibit B – Reference Working Capital Statement
Exhibit C – Transferred Companies
Exhibit D – Transition Services Agreement
Exhibit E – Supply Agreement
Exhibit F – Equity Commitment Letter
Exhibit G – Limited Guarantee
Exhibit H – 2019 Capital Expenditure Plan
iii

This STOCK PURCHASE AGREEMENT, dated as of April 12, 2019 (this “Agreement”), is made by and among Generis Holdings, LP, a Delaware limited partnership (“Buyer”), Wm. Bolthouse Farms, Inc., a Michigan corporation (the “Company”), Pepperidge Farm, Incorporated, a Connecticut corporation (the “Seller”) and, solely for the purposes of Section 2.03, Section 2.04, Section 2.07, Section 3.05, Section 6.02, Section 6.03, Section 6.06, Section 6.09(e), Section 6.10, Section 8.02, Section 8.03, Section 8.04, Section 8.07, Section 11.06, Section 11.11 and Section 11.15, Campbell Soup Company, a New Jersey corporation (“Parent”).
RECITALS
WHEREAS, (i) the Seller is the direct owner of one hundred percent (100%) of the outstanding shares of capital stock of the Company (such shares of capital stock, the “Purchased Shares”), and (ii) the Company is the owner, directly or indirectly, of one hundred percent (100%) of the equity interests of the entities set forth on Exhibit C hereto (such entities, each a “Transferred Company” and collectively, the “Transferred Companies”).
WHEREAS, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, all of the Purchased Shares, upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Equity Financing Sources, (collectively, the “Guarantors”) are each entering into limited guarantees, dated as of the date hereof, in favor of the Seller (collectively, the “Limited Guarantees”) with respect to certain obligations of Buyer under this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements hereinafter set forth and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01 Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.
ARTICLE II

PURCHASE AND SALE
Section 2.01 Purchase and Sale of Purchased Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver, as legal and beneficial owner, to Buyer, and Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws), all right, title and interest in and to the Purchased Shares.

Section 2.02 Closing.  The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at 10:00 a.m. New York time at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as the Seller and Buyer may agree in writing, on the last day of Parent’s fiscal month immediately following the date on which the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (such day, “Parent’s Fiscal Month End”, and the date on which the Closing takes place being the “Closing Date”); provided, however, that notwithstanding the foregoing, in no event shall the Closing occur prior to the date that is 60 days after the date of this Agreement without Buyer’s prior written consent (which written consent can be delivered by Buyer in its sole discretion); provided, further, that, subject to the 60-day requirement in the immediately preceding proviso and the satisfaction or waiver of the conditions set forth in Section 9.01, Section 9.02 and Section 9.03, the Seller may, following no less than five (5) Business Days prior written notice to Buyer, determine that the Closing Date shall be a Business Day earlier than Parent’s Fiscal Month End.
Section 2.03 Purchase Price.  The aggregate “Purchase Price” for the Purchased Shares shall be an amount in cash equal to $510,000,000 (the “Base Payment”), which amount shall be adjusted as a result of the Closing Adjustment, if any, pursuant to Section 2.04 (the “Closing Payment”), and the Post-Closing Adjustment, if any, pursuant to Section 2.07.  The Closing Payment shall be paid to an account or accounts designated by Parent in the Closing Notice.
Section 2.04 Closing Adjustment.  Not less than three (3) Business Days prior to the anticipated Closing Date, Parent shall provide Buyer with a notice (the “Closing Notice”) that includes the following:
(a) a “Statement of Estimated Working Capital”, prepared in accordance with the Transaction Accounting Principles and in the format of the Reference Working Capital Statement set forth on Exhibit B, setting forth the estimated Working Capital of the Company as of the Closing (“Estimated Working Capital”);
(b) Parent’s good faith determination of the “Closing Adjustment” prepared in accordance with the Transaction Accounting Principles, which shall equal (i) the amount of estimated Closing Date Cash, minus (ii) the amount of estimated Closing Date Indebtedness, (iii) (A) if the Estimated Working Capital Adjustment is positive, plus the Estimated Working Capital Adjustment or (B) if the Estimated Working Capital Adjustment is negative, minus, the absolute value of the Estimated Working Capital Adjustment, minus (iv) the amount of estimated Unpaid Transaction Expenses;
(c) taking into account the Closing Adjustment, the estimated Purchase Price at Closing (the “Estimated Purchase Price”); and
(d) the account or accounts to which Buyer shall pay the Closing Payment.
Buyer shall have two (2) Business Days from the receipt of the Closing Notice to provide Parent any comments with respect to the Closing Notice and Parent shall consider (in good faith) any appropriate changes thereto prior to the Closing.  If the Closing Adjustment is a positive amount, then the Purchase Price paid by Buyer as directed by Parent in the Closing Notice shall be increased by the Closing Adjustment.  If the Closing Adjustment is a negative amount, then the Purchase Price paid by Buyer as directed by Parent shall be decreased by the absolute value of the Closing Adjustment.

Section 2.05 Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to Buyer:
(a) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 9.03(a);
(b) a certificate of non-foreign status that complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2), duly executed by the Seller; and
(c) the resignation letters (or evidence of removal) required by Section 6.11.
Section 2.06 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to the Seller:
(a) the Closing Payment, by wire transfer in immediately available funds, to an account or accounts as directed by the Seller in the Closing Notice; and
(b) a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 9.02(a).
Section 2.07 Post-Closing Adjustment.
(a) As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller, or any other Affiliate of Parent as designated by Parent, a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Working Capital, (iv) the Unpaid Transaction Expenses and (v) the “Final Purchase Price”, which shall equal (A) the Base Payment, plus (B) the amount of the Closing Date Cash, minus (C) the amount of the Closing Date Indebtedness, and (D)(1) if the Closing Date Working Capital Adjustment is positive, plus, the Closing Date Working Capital Adjustment or (2) if the Closing Date Working Capital Adjustment is negative, minus, the absolute value of the Closing Date Working Capital Adjustment, minus (E) the Unpaid Transaction Expenses (collectively, (B) through (E), the “Post-Closing Adjustment”).  Buyer’s calculations set forth in the Closing Statement (collectively, the “Proposed Purchase Price Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.
(b) Within forty-five (45) days of receipt of the Closing Statement, Parent may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”).  If Parent does not provide a Purchase Price Dispute Notice to Buyer within such 45-day period, then the parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall be deemed final and binding on the parties hereto.  Any Purchase Price Dispute Notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Parent’s determination (in each case, with reasonable supporting detail) of the (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Working Capital and (iv) the Unpaid Transaction Expenses.  If a Purchase Price Dispute Notice is provided to Buyer, then Buyer and Parent shall use commercially reasonable efforts to resolve the disputed items (the “Disputed Items”) during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice.
(c) If Parent and Buyer do not agree upon a final resolution with respect to any Disputed Items within such 30-day period, then the remaining items in dispute shall be submitted immediately to a mutually agreeable accounting firm to be determined by Parent and Buyer or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Buyer and Parent (in either case, the “Accounting Firm”).  The Accounting Firm shall act as an expert and not as an arbitrator and shall make any determinations based solely on the written submissions of Buyer, on the one hand, and Parent, on the other hand, and not by independent investigation.  The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Parent and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Parent and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Parent and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the Disputed Items.  For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Parent’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Parent.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  In resolving the Disputed Items, the Accounting Firm (A) shall be bound by the provisions of this Section 2.07, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Parent and (C) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement.  Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto absent fraud or manifest error.
(d) The parties agree that they will, and agree to cause their respective Representatives to, cooperate and assist in the calculation of the Final Purchase Price and in the conduct of the review by the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making available, to the extent necessary, of books, records, work papers and personnel.
(e) If the Final Purchase Price is equal to or greater than the Estimated Purchase Price, then Buyer shall promptly (but in any event within ten (10) Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 2.07) pay to the Seller or any other Affiliate of Parent as designated by Parent an aggregate cash amount equal to such excess (if any), by wire transfer of immediately available funds to the account or accounts as directed by Parent in the Closing Notice (or such other accounts as Parent shall designate in writing to Buyer).

(f) If the Estimated Purchase Price is greater than the Final Purchase Price, then the Seller shall promptly (but in any event within ten (10) Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 2.07) pay to Buyer an aggregate cash amount equal to such excess, by wire transfer of immediately available funds to the account or accounts as Buyer shall designate in writing to Parent.
(g) Any amount paid pursuant to this Section 2.07 shall be treated as an adjustment to the Final Purchase Price for tax reporting purposes.
Section 2.08 Accounting Procedures.  The Estimated Purchase Price, the Proposed Purchase Price Calculations, the Final Purchase Price and the determinations and calculations contained therein shall be prepared and calculated based on the reference financial information of the Company prepared in accordance with GAAP, applied in a manner consistent with the Transaction Accounting Principles and Reference Working Capital Statement set forth on Exhibit B, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist as of the Closing and shall exclude the effect of any act, decision or event occurring after the Closing, (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a fiscal period.  For the avoidance of doubt, in the event that there is any inconsistency between GAAP and the Transaction Accounting Principles and sample calculation of Reference Working Capital Statement set forth on Exhibit B, the Transaction Accounting Principles and Reference Working Capital Statement set forth on Exhibit B shall apply.  For the avoidance of doubt, no amount shall be double-counted in calculating the amounts comprising either the Estimated Purchase Price or the Final Purchase Price.
Section 2.09 Withholding. Buyer shall be entitled to deduct and withhold such amounts from any payments otherwise required hereunder to the extent required under applicable Law; provided, if Buyer withholds on any payment pursuant to the terms of this Section 2.09, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Seller, provided that Buyer pays over such withheld amount to the appropriate Governmental Authority.  If  Buyer determines that any payment to Seller hereunder is subject to deduction and/or withholding (other than in respect of Seller’s failure to deliver the applicable certificate under Section 2.05(b)), then Buyer shall provide Seller with prior written notice as soon as possible, but in no event less than ten (10) (or, five (5) days in the case of a change in Law occurring on or after the commencement of such ten-day period) days prior to making any deduction or withholding from the consideration otherwise payable thereto under this Agreement and shall take all commercially reasonable steps requested by Seller necessary for Seller to claim any reduction in or elimination of any such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to Buyer that:
Section 3.01 Organization and Authority.  The Seller is a corporation incorporated, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party.  The execution and delivery by the Seller of the Transaction Agreements to which it is a party and the consummation by the Seller of the transactions contemplated by, and the performance by the Seller of its obligations under, the Transaction Agreements to which it is a party have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been, and upon execution and delivery, the Ancillary Agreements to which the Seller is a party will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon execution and delivery, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller party thereto in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity, (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
Section 3.02 Purchased Shares.  The Seller is the beneficial owner of, and has good and valid title to, the Purchased Shares, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Purchased Shares, upon execution and delivery to Buyer at the Closing of an assignment of the Purchased Shares, and upon receipt of the Estimated Purchase Price payable to the Seller pursuant to this Agreement, good and valid title to the Purchased Shares will pass to Buyer, free and clear of any Liens, other than Liens on transfer imposed under applicable securities Laws.
Section 3.03 No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained or taken, the execution, delivery and performance by the Seller of the Transaction Agreements to which it is a party and the consummation by the Seller of the transactions contemplated by the Transaction Agreements to which it is a party do not and will not (a) violate or conflict with the certificate or articles of incorporation or organization, bylaws or similar organizational documents of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of any Lien (other than a Permitted Exception or Liens arising from any act of Buyer or its Affiliates) on the Purchased Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Seller is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Consents and Approvals.  The execution and delivery by the Seller of the Transaction Agreements to which it is a party do not, and the performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Transaction Agreements to which it is a party will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the applicable filings or approvals under the HSR Act, and (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected to have a Material Adverse Effect.
Section 3.05 Brokers.  Except for Goldman Sachs & Co. LLC and Centerview Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf Parent or the Seller.  Parent is solely responsible for the fees and expenses of Goldman Sachs & Co. LLC and Centerview Partners, LLC.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer that, except as set forth in the Disclosure Letter (it being understood and agreed that each disclosure set forth in the Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made):
Section 4.01 Organization, Qualification and Authority.  The Company and each Transferred Company is a corporation or other organization incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party.  The Company and each Transferred Company has the requisite power and authority to operate its business as now conducted and is qualified as a foreign organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or assets or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Company to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.  The execution and delivery by each member of the Company Group of the Transaction Agreements to which it is a party and the consummation by each member of the Company Group of the transactions contemplated by, and the performance by such member of the Company Group of its obligations under, the Transaction Agreements to which it is a party have been duly authorized by all requisite action on the part of such member of the Company Group.  This Agreement has been, and upon execution and delivery, the Ancillary Agreements to which the Company is a party will be, duly executed and delivered by the Company to the extent party thereto, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon execution and delivery, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.02 Capital Structure; Subsidiaries.
(a) The Purchased Shares represent all of the outstanding equity interests of the Company.  All of the Purchased Shares (x) have been duly authorized, validly issued, and are fully paid and non-assessable, (y) were not issued in violation of any Contract, purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (z) were issued in compliance with applicable state and federal securities Laws.  There are no (i) outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, redemption rights, repurchase rights, exchange rights or other agreements that require or would require a member of the Company Group to issue, sell, convert, exchange or transfer any equity interests in a member of the Company Group, including the Purchased Shares or (ii) phantom equity, share opportunistic rights or other rights of value the value of which is linked to the value of equity interests in the Company or any Transferred Company.  Other than as set forth in Section 4.02(a) of the Disclosure Letter, neither the Company nor any Transferred Company owns, directly or indirectly, any equity interests in any Person. Neither the Company nor any Transferred Company is, directly or indirectly, a participant in any joint venture, partnership, limited liability company or similar arrangement with a third party.  Neither the Company nor any Transferred Company has any outstanding bonds, debentures, notes or other obligation which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the members (or holders of other capital stop, equity interests or voting securities) of the Company or any Transferred Company on any matter.
(b) Section 4.02(b) of the Disclosure Letter sets forth (i) the name of each of the Transferred Companies, (ii) the jurisdiction of organization of each such Transferred Company and (iii) the authorized capital stock or other equity interests and number of issued and outstanding shares or other equity interests of each Transferred Company and (x) the names of the holders and (y) the ownership percentages of each class of capital stock or other equity interests of each Transferred Company that are issued and outstanding and the owner of such shares or other equity interests (the “Transferred Company Equity Interests”).  The Transferred Company Equity Interests (i) have been duly authorized, validly issued, and are fully paid and non-assessable, (ii) were not issued in violation of any Contract, purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) were issued in compliance with applicable state and federal securities Laws.  The foregoing holders referred to in clause (x) are the record and beneficial owners of, and have good and valid title to, the Transferred Company Equity Interests set forth next to their respective names in Section 4.02(b) of the Disclosure Letter, free and clear of any Liens, other than Liens on transfer imposed under applicable securities Laws.

Section 4.03 No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated by the Transaction Agreements to which it is a party do not and will not (a) violate or conflict with the certificate or articles of incorporation or formation, limited liability company agreement, bylaws or similar organizational documents of any member of the Company Group, (b) conflict with or violate any Law or Governmental Order applicable to any member of the Company Group or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of any Lien (other than a Permitted Exception or Liens arising from any act of Buyer or its Affiliates) on the Purchased Shares or any equity interests in any Transferred Company pursuant to, in each case, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any Transferred Company is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect.
Section 4.04 Consents and Approvals. The execution and delivery by the Company of the Transaction Agreements to which it is a party do not, and the performance by the Company of, and the consummation by the Company of the transactions contemplated by, the Transaction Agreements to which it is a party will not, require any consent, approval, authorization or other action by, or any filing or registration with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the applicable filings or approvals under the HSR Act, (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected to have a Material Adverse Effect and (c) as may be necessary as a result of any facts or circumstances relating to Buyer or its Affiliates.
Section 4.05 Financial Information; Absence of Undisclosed Liabilities.
(a) Section 4.05(a) of the Disclosure Letter sets forth (i) audited combined financial statements of the Company prepared on a stand-alone basis in accordance with GAAP as of and for the years ended July 29, 2018 and July 30, 2017 and (ii) unaudited combined pro forma summary income statement information for the Company and the Transferred Companies prepared in accordance with the Transaction Accounting Principles, for the six months ended January 27, 2019, and (iii) the unaudited pro forma summary balance sheet items of the Company and the Transferred Companies prepared in accordance with the Transaction Accounting Principles, as of January 27, 2019 (clauses (i) (ii) and (iii), collectively, the “Financial Information”).  The balance sheet as of January 27, 2019 included in the Financial Information is referred to as the “Balance Sheet”.  The Financial Information (i) has been prepared solely for the purpose of this Agreement, (ii) has been prepared in good faith from the books and records of the members of the Company Group and prepared in accordance with the accounting principles set forth in Section 4.05(a) of the Disclosure Letter in all material respects, and (iii) fairly presents in all material respects the combined financial condition and results of operations of the Company Group as of the respective dates thereof and for the respective periods covered therein.

(b) The Company Group does not have any Liabilities, other than Liabilities that: (i) are reflected or reserved against in the Balance Sheet or (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities or obligations incurred in connection with the transactions contemplated hereby, or (iv) would not reasonably be expected, individually or on in the aggregate, to exceed $2,500,000 (none of which are a Liability for breach of contract, breach of warranty, tort, infringement or a claim or lawsuit or an environmental claim).
(c) The Financial Information has been prepared based on internal controls designed at a level of materiality for Seller and its Subsidiaries on a consolidated basis and to the level of materiality for Parent and not for the Business.
Section 4.06 Absence of Certain Changes or Events.  Except as contemplated by this Agreement, from the date of the Balance Sheet to the date of this Agreement, the Company Group has conducted the business of the Company Group taken as a whole in the ordinary course consistent with past practice. Since July 29, 2018, there has not occurred any Material Adverse Effect.
Section 4.07 Absence of Litigation.   Except as set forth on Section 4.07 of the Disclosure Letter, there are no Actions by or before a Governmental Authority pending or, to the Knowledge of the Company, investigations pending or threatened, against the Company or any Transferred Company, that have been, or would reasonably be expected to be, material to the Company Group taken as a whole.
Section 4.08 Compliance with Laws.
(a) Neither the Company nor any Transferred Company is, and has not been during the three (3) years prior to the date of this Agreement, in violation of any Laws or Governmental Orders, except for violations which have not been, or would not reasonably be expected to be, material to the Company Group taken as a whole.
(b) All production facilities used by the Business, and all manufacturing operations conducted therein, are (i) in compliance with all applicable federal, state, and local laws, regulations, and rules pertaining in any way to licensing, manufacturing, production, processing, packaging and sale of products and (ii) operating in  compliance with all applicable regulations and rules promulgated by the United States Department of Agriculture, the United States Food and Drug Administration, the California Department of Food and Agriculture, and any other Governmental Authority that has jurisdiction over the Company or the Business or their facilities and/or products except for such noncompliance which has not been, or would not reasonably be expected to be, material to the Company Group taken as a whole.
Section 4.09 Governmental Licenses and Permits.
(a) (i) The Company and each of the Transferred Companies holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are necessary for the operation of its business as presently conducted and as proposed to be conducted (collectively, “Permits”) and (ii) each of such Permits is valid, binding and in full force and effect, in each case of clauses (i) and (ii), except as would not reasonably be expected to be material to the Company Group taken as a whole.

(b) Neither the Company nor any Transferred Company is in default or violation of any term, condition or provision of the Permits and no Action is pending or, to the Knowledge of the Company, threatened in writing during the three (3) years prior to the date of this Agreement to revoke any Permit, except such defaults, violations or revocations as have not been, and would not be, material to the Company Group taken as a whole.
Section 4.10 Intellectual Property.
(a) Section 4.10(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Registered Intellectual Property and applications therefor owned and used by the Company or any Transferred Company.  The Company and each Transferred Company exclusively owns or has valid licenses to use all Intellectual Property used to conduct  its business except to the extent the failure to be the owners or the valid licensees would not reasonably be expected to have a Material Adverse Effect.  Each item of Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, valid, and enforceable.
(b) The Company and the Transferred Companies exclusively own all Owned Intellectual Property, free and clear of all Liens, other than Permitted Exceptions.  To the Knowledge of the Company, the conduct of the business as presently conducted by the Company and the Transferred Companies does not infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party.  To the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates, or otherwise violates the Owned Intellectual Property, except for such infringements that do not materially impair the ability of the Company Group from operating the business or impose any material liability on the Company Group.
(c) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing during the three (3) years prior to the date of this Agreement, against the Company or any Transferred Company, in each case, challenging the Company’s or any Transferred Company’s ownership of, or the validity or enforceability of, any Owned Intellectual Property that is used in the operation of the business as presently conducted by the Company and the Transferred Companies.  In the past three (3) years, neither the Company nor any of the Transferred Companies has received any written notice, claim, demand, or other communication that the conduct of the Company’s or any Transferred Company’s business has infringed, misappropriated or otherwise violated, the Intellectual Property of any third party.
(d) Each of the Company and the Transferred Companies has taken commercially reasonable steps to protect and maintain the secrecy and confidentiality of all trade secrets, recipes, know-how, source code and other proprietary or confidential information included in the Owned Intellectual Property. Each current and former employee, consultant, and independent contractor of the Company and the Transferred Companies who has created or developed any material Owned Intellectual Property has entered into a valid and enforceable written agreement with the Company or applicable Transferred Company assigning to the Company or such Transferred Company all Intellectual Property created by such person within the scope of such person’s duties to the Company or such Transferred Company and prohibiting such person from using or disclosing trade secrets or confidential information of the Company and the Transferred Companies.  To the knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or the Transferred Companies is in violation of such agreement.

(e) The Company and Transferred Companies use commercially reasonable efforts to protect the integrity and security of the Computer Systems and to prevent any unauthorized access or interruption of the Computer Systems.  To the Knowledge of the Company, in the past three (3) years, there have been no failures, unauthorized intrusions, or other adverse events affecting any Computer Systems that have caused any substantial disruption of the use of Computer Systems.
(f) The Company, the Transferred Companies and, to the Knowledge of the Company, any Person acting for or on behalf of the Company or any Transferred Company have materially complied with (i) all applicable Laws relating to privacy and data security, (ii) all of the Company’s or the Transferred Company’s, as applicable, policies and notices regarding personally identifiable information, and (iii) all of the Company’s or the Transferred Company’s, as applicable, material contractual obligations with respect to personally identifiable information, except, in each case (i) – (iii), as would not reasonably be expected to have a Material Adverse Effect.
(g) In the past three (3) years, neither the Company nor any Transferred Company have (i) suffered any privacy or data security breach (including a cyber-attack) resulting in the unauthorized access, acquisition, use, or disclosure of any personally identifiable information, confidential information or proprietary information that is collected, maintained, stored, transmitted, used, disclosed, or otherwise processed by or for the business of the Company or any Transferred Company (“Sensitive Data”); or (ii) received any written claim, complaint or other written communication from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Laws.  In the past three (3) years, neither the Company nor any Transferred Company have suffered any privacy or data security breach (including a cyber-attack) that required the Company to provide, and the Company has not provided, any written notice to any data subject or other person under any breach notification applicable Laws.
Section 4.11 Environmental Matters.  Except as would not reasonably be expected to result in the Company Group incurring material Liabilities under Environmental Laws: (i) there are no Actions pending or, to the Knowledge of the Company, threatened in writing during the three (3) year period prior to the date of this Agreement, against the Company or any Transferred Company alleging a violation of, or Liability under, Environmental Law, (ii) the Company and each Transferred Company is and has for the past three (3) years been operating in compliance with applicable Environmental Laws, (iii) the Company and each Transferred Company holds all Environmental Permits required for the conduct of the business as presently conducted and is not and has not for the past three (3) years been in default or violation in any material respects of any such Environmental Permits, (iv) neither the Company nor any Transferred Company has received any written notice or claim regarding any actual or alleged material violation of or Liability under Environmental Laws relating to the Company or any Transferred Company or any of their properties or facilities, which remains unresolved, (v) neither the Company nor any

Transferred Company nor any of their respective corporate predecessors has Released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to any Hazardous Substance, and there has been no Release of Hazardous Substances at, on, to, from or under the Owned Real Property, the Leased Real Property, any property currently or formerly owned or operated by the Company or any Transferred Company, or any third-party property where the Company or any Transferred Company or their respective corporate predecessors have Released or arranged for the disposal of or transported Hazardous Substances, in each case in a manner that would result in the Company or Transferred Companies incurring material Liability under Environmental Law, (vi) neither the Company nor any Transferred Company has assumed any material Liabilities of another Person or provided an indemnity with respect to any material Liabilities arising under Environmental Law, including in a corporate acquisition or divestiture agreement or similar agreement, which remains outstanding and (vii) the Company has made available to Buyer all material environmental assessments, reports and other material environmental documents relating to the Company’s or any Transferred Company’s, or their corporate predecessors’ past or current properties, facilities or operations which are in the possession or under the reasonable control of the Company or any Transferred Company.
Section 4.12 Material Contracts.
(a) Section 4.12 of the Disclosure Letter lists the Material Contracts in effect on the date of this Agreement.
(b) True, correct and complete copies of each Material Contract have been made available to the Buyer.  (i) Each Material Contract is a legal, valid and binding obligation of the Company and each Transferred Company that is a party to such Material Contract and is enforceable against the Company or such Transferred Company that is a party to such Material Contract and, to the Knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms subject, in each case, to the Bankruptcy and Equity Exception, (ii) neither the Company nor any Transferred Company or, to the Knowledge of the Company, any other party to a Material Contract is in default or breach of a Material Contract, (iii) to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute a default or breach (whether by lapse of time or notice or both) under any Material Contract and (iv) neither the Company nor any Transferred Company has received any written notice of termination or cancellation with respect to any Material Contract, except, in each of clauses (i) through (iv), as would not reasonably be expected to be be material to the Company Group taken as a whole.
Section 4.13 Employment and Employee Benefits Matters.
(a) Section 4.13(a) of the Disclosure Letter sets forth a true and complete list of each person who is a Business Employee (other than those employed by the Company or any Transferred Company) as of the date hereof.

(b) Section 4.13(b) of the Disclosure Letter sets forth a true and complete list of each material Company Plan and material Parent Plan. “Company Plan” shall mean each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA) and each employment, consulting, retirement, welfare benefit, incentive compensation, bonus, change of control bonus, retention, pension, post-employment welfare, stock option, stock purchase, restricted stock, restricted stock unit, phantom equity, equity compensation, deferred compensation, severance or other material benefit or compensation plan, program, policy, arrangement or agreement (other than any governmental plan or arrangement maintained by a Governmental Authority that provides statutorily required benefits), in each case, that is sponsored, maintained, or contributed to by the Company or any Transferred Company or to which the Company or any Transferred Company will have any Liability after the Closing. “Parent Plan” shall mean each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA) and each employment, consulting, retirement, welfare benefit, incentive compensation, bonus, change of control bonus, retention, pension, post-employment welfare, stock option, stock purchase, restricted stock, restricted stock unit, phantom equity, equity compensation, deferred compensation, severance or other material benefit or compensation plan, program, policy, arrangement or agreement (other than any governmental plan or arrangement maintained by a Governmental Authority that provides statutorily required benefits) that is sponsored, maintained or contributed to by Parent or any of its Affiliates (other than the Company or any Transferred Company) with respect to any Business Employee (collectively, the Company Plans and Parent Plans, the “Employee Plans”).
(c) With respect to each material Company Plan, the Seller has made available to Buyer true and complete copies of the following documents to the extent applicable: (i) each material Company Plan and all amendments thereto, (ii) the most recent summary plan description (and any summaries of material modification), (iii) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan, (iv) the most recent Forms 5500 and all schedules thereto, and (v) the most recent IRS determination or opinion letter. With respect to each material Parent Plan, the Seller has made available to Buyer true and complete copies of the plan documents (and all amendments thereto), summary plan descriptions (and related summaries of material modifications) or summaries of all material terms of such plans.
(d) Except as otherwise set forth under Section 4.13(d) of the Disclosure Letter, no Employee Plan is a “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).  Neither the Company nor any Transferred Company has any Liability under Title IV of ERISA, including as a consequence of the Company or any Transferred Company, together with any other Person, being treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code, that would reasonably be expected to have a Material Adverse Effect.
(e) Each Employee Plan has been established, funded, and maintained, in form and operation, in all material respects in accordance with its terms and the requirements of all applicable Laws, except for non-compliance which has not had and would not reasonably be expected to have a Material Adverse Effect.  All material contributions, premiums or other payments that are due have been paid on a timely basis or have been properly accrued with respect to each Employee Plan.

(f) There are no material claims or Actions pending or, to the Knowledge of the Company, threatened against the Seller, the Company or any Transferred Company in connection with any Company Plan or, as it relates to participation by current or former employees of the Company or any Transferred Company, in any Parent Plan.  None of the Seller, the Company or any Transferred Company is engaged or involved in any material Action brought by or on behalf of any of the Business Employees or former employees of the Business and, to the Knowledge of the Company, no such material Action have been threatened in writing during the three (3) years prior to the date of this Agreement.
(g) Each Employee Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and has received, is covered by or has applied for a favorable determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt.  No fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Employee Plan, the Company, or any Transferred Company being required to pay any material Tax or penalty under applicable Law.
(h) None of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including but not limited to a termination of employment) will (i) entitle any Business Employee to any compensation or benefit (or increase thereto), or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits with respect to any Business Employee under any Employee Plan or otherwise.
(i) Neither the Company nor any Transferred Company, or with respect to the Business Employees or the Business, Seller, is a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council or other labor organization (each a “CBA”) and no Business Employees are represented by any labor union, works council or other labor organization.  In the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company, any Transferred Company or the Business has made a demand for recognition, and there are no representation proceedings presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, in the past three (3) years, there have been no material labor organizing activities with respect to any Business Employees or former employees of the Business.  In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting the Company, any Transferred Company or the Business.
(j) The Company and the Transferred Companies, and with respect to the Business Employees and the Business, Seller, are and for the last three (3) years have been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance, except as would not result in a material liability to the Company or the Transferred Companies taken as a whole.
(k) Neither the Company nor any of the Transferred Companies has incurred in the last three (3) years any material Liability with respect to any allegations of sexual harassment or similar misconduct involving any of their respective current or former officers, executives or supervisory employees and neither the Company nor any of the Transferred Companies have Knowledge of any such allegations.
(l) The consummation of the transactions contemplated by this Agreement will not qualify as either a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder.  There is no contract, agreement, plan or arrangement to which the Company or the Transferred Company is bound to provide a gross up or otherwise reimburse any current or former employee, director, service provider or other person for excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(m) Except as otherwise set forth under Section 4.13(l) of the Disclosure Letter, none of the Employee Plans provide or could require the Company or any Transferred Company to provide post-employment welfare benefits to any Business Employee (or any former employee of the business of the Company) except as required by Section 4980B of the Code for which such covered Person pays the full cost of such coverage.  The Seller or its Affiliates that are obligated (or could become obligated) to provide any such post-employment welfare benefits have reserved the discretionary right to amend or terminate their obligation to provide such benefits.
(n) Notwithstanding the foregoing, with respect to each Employee Plan subject to the Laws of any jurisdiction outside of the United States or that covers Business Employees residing or working outside of the United States (the “Foreign Plans”) (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Plan required to be registered has been registered and maintained in good standing in all material respects with applicable regulatory authorities, and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).
Section 4.14 Real Property.
(a) Section 4.14(a) of the Disclosure Letter sets forth all real property owned by the Company and each of the Transferred Companies, including as of the date hereof the street address (or, if no street address exists, the county and tax parcel identification number) of each parcel and the current owner of each parcel (each, an “Owned Real Property”).  The Company and each applicable Transferred Company has good and valid indefeasible fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Exceptions.  Except as set forth in Section 4.14(a) of the Disclosure Letter, neither the Company nor any Transferred Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property.  To the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  As of the date hereof, there are no condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Owned Real Property pending or, to the Knowledge of the Company, threatened in writing during the one (1) year prior to the date of this Agreement.

(b) The Company and each applicable Transferred Company has a valid interest in all leased, subleased or licensed real property listed next to its name in Section 4.14(b) of the Disclosure Letter (“Leased Real Property”), as lessee or sublessee, in each case free and clear of all Liens, except Permitted Exceptions.  Section 4.14(b) of the Disclosure Letter also sets forth a true and complete list of Leases for each such Leased Real Property.  The Leased Real Property comprises all of the real property leased, subleased, licensed or otherwise used or occupied by the Company or any Transferred Company.  Neither the Company nor any Transferred Company, received any written notice of termination or cancellation, or of any material default or event that with notice or lapse of time, or both, would constitute a material default and remains unresolved, under any of the leases governing the Leased Real Property.  Neither the Company nor any Transferred Company is in breach or default in any material respect under any of the Leases.  Neither the Company’s, nor any Transferred Company’s, possession and quiet enjoyment of the Leased Real Property has been disturbed.  Neither the Company nor any Transferred Company has collaterally assigned or granted any security interest in any Lease, or any interest therein.
(c) Each material Lease sets forth the Water Rights of the Company and each Transferred Company, free and clear of any encumbrances, Liens, or other obligations (whether by exchange, transfer, or sale).
Section 4.15 Taxes.
(a) All material Tax Returns of the Company and each of the Transferred Companies required to be filed by or on behalf of the Company and each of the Transferred Companies have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, correct and complete in all material respects, and all material amounts of Taxes due and owing by the Company and each of the Transferred Companies (whether or not shown as due and owing on any Tax Returns) have been timely paid.
(b) The Company and each of the Transferred Companies has withheld or collected and timely paid over to the appropriate Tax Authority (or is properly holding for such timely payment) all material amounts of Taxes required by Law to be withheld and paid in connection with amounts owing to any employee or independent contractor and has materially complied with all applicable Laws related to such withholding and collection requirements (including information reporting requirements).
(c) No material deficiency with respect to Taxes of the Company or any Transferred Company has been proposed, asserted or assessed in writing the resolution of which is still pending, other than as a result of the Company or such Transferred Company being a member of (or owned by any member of) the Parent Consolidated Tax Group.

(d) No written claim has been made by a Tax Authority in a jurisdiction where the Company or any Transferred Company does not file Tax Returns that it is subject to taxation or required to file a Tax Return in that jurisdiction.
(e) There is no claim, audit, action, suit, proceeding or investigation ongoing, pending, or threatened in writing against the Company or any Transferred Company by any Tax Authority in respect of a material amount of Tax and no extension or waiver of the limitation period with respect to a material amount of Tax has been granted or requested or is pending, in each case, other than as a result of the Company or any Transferred Company being or having been a member of (or owned by any member of) the Parent Consolidated Tax Group.
(f) Neither the Company nor any Transferred Company is party to, or liable for the Taxes of any other Person by reason of entering into, a written Tax sharing, Tax indemnity, Tax allocation or similar agreement with such other Person prior to the Closing (other than any commercial agreement the principal purpose of which does not relate to Taxes or any such agreements that were entered into solely among the Company and the Transferred Companies).
(g) Neither the Company nor any Transferred Company has (i) ever been a member of an affiliated, consolidated, combined or unitary Tax group (other than the Parent Consolidated Tax Group), or (ii) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or similar provision of state, local or foreign Law (other than by reason of being a member of the Parent Consolidated Tax Group), as a transferee or successor, by assumption, by Contract, or by operation of Law (in each case, other than any commercial agreement the principal purpose of which does not relate to Taxes or any such agreements that were entered into solely among the Company and the Transferred Companies).
(h) Neither the Company nor any Transferred Company has consummated or participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).
(i) There are no Liens for Taxes upon any of the assets of the Company or any of the Transferred Companies, other than Permitted Exceptions.
(j) Neither the Company nor any Transferred Company (i) is  a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, or (ii) during the past two years has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify in whole or in part for tax-free treatment under Section 355 or Section 361 of the Code.
(k) Neither the Company nor any Transferred Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.  Neither the Company nor any Transferred Company will be required to pay any amount of Tax after the Closing Date as a result of an election made under Section 965(h) of the Code.

(l) The unpaid Taxes of the Company and each Transferred Company did not, as of the date of the Balance Sheet, materially exceed the reserves for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than any notes thereto), and will not materially exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Transferred Companies.
(m) Section 4.15(m) of the Disclosure Letter lists the U.S. federal income tax classification of the Company and each of the Transferred Companies.  Except as indicated, each such entity has had such classification at all times since formation.
Section 4.16 Inventory; Products.
(a) Except as otherwise set forth under Section 4.16(a) of the Disclosure Letter, the inventories of the Company and each Transferred Company are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business.  The inventories of the Company and each Transferred Company constitute sufficient quantities to conduct its business in the ordinary course of business.
(b) Except as otherwise set forth under Section 4.16(b) of the Disclosure Letter, during the three (3) years prior to the date of this Agreement, there have been no recalls, stop sales or withdrawals of any product manufactured, sold, licensed, leased or delivered by the Company Group (whether related to health or safety concerns or product quality, and whether ordered by a Governmental Authority or undertaken voluntarily) other than quality assurance returns and credits in the ordinary course of business or, to the Knowledge of the Company, investigations or inquiries with respect to such products by any Governmental Authority or other Person.  As of the date of this Agreement, neither the Company Group nor, to the Knowledge of the Company, any other Person, is planning to recall, or cause a recall of, any such product of the Company Group.
(c) Except as otherwise set forth under Section 4.16(c) of the Disclosure Letter, during the three (3) years prior to the date of this Agreement, no member of the Company Group has received written notice, or, to the Knowledge of the Company, oral notice, of any material product liability, customer fraud, indemnity, warranty or other claim against any member of the Company Group alleging that any product manufactured, sold, licensed, or delivered by the Company Group is defective or fails to satisfy any product or warranty other than quality assurance returns and credits in the ordinary course of business or matters that would not reasonably be expected to result in the Company Group incurring material liability.

Section 4.17 Suppliers and Customers.
(a) Section 4.17(a) of the Disclosure Letter sets forth a complete and accurate list of the ten (10) largest suppliers of the Company (the “Top Suppliers”), as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended July 29, 2018.  Since the date of the Balance Sheet, no supplier listed on Section 4.17(a) of the Disclosure Letter has terminated its relationship with the Company or applicable Transferred Company or materially increased the pricing or other terms of its business with the Company or the applicable Transferred Company and, to the Knowledge of the Company, no supplier listed on Section 4.17(a) of the Disclosure Letter has notified the Company or any Transferred Company that it intends to terminate or materially increase the pricing or other terms of its business with the Company or the applicable Transferred Company.
(b) Section 4.17(a) of the Disclosure Letter sets forth a complete and accurate list of the ten (10) largest customers of the Company (the “Top Customers”), as measured by the dollar amount of net sales during the year ended July 29, 2018.  Since the date of the Balance Sheet, no customer listed on Section 4.17(a) of the Disclosure Letter has terminated its relationship with the Company or the applicable Transferred Company or materially reduced the pricing or other terms of its business with the Company or the applicable Transferred Company and, to the Knowledge of the Company, no customer listed on Section 4.17(a) of the Disclosure Letter has notified the Company or any Transferred Company that it intends to terminate or materially reduce the pricing or other terms of its business with the Company or the applicable Transferred Company.
Section 4.18 Accounts Receivable and Payable.  All accounts receivable of the Company and the Transferred Companies have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts receivable of the Company and the Transferred Companies reflected on the Balance Sheet are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied.  All accounts receivable of the Company and the Transferred Companies arising after the date of the Balance Sheet and existing on the date hereof are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied.  None of the accounts receivable of the Company or any Transferred Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or rebate arrangement.  All accounts payable by the Company and the Transferred Companies to third parties as of the date hereof arose in the ordinary course of business, and as of the date hereof there is no such account payable past due or delinquent in its payment.
Section 4.19 Intercompany Arrangements.  Except for (a) the Ancillary Agreements and (b) any benefit plan, Section 4.19 of the Disclosure Letter lists all arrangements, understandings and Contracts between or among any member of the Company Group, on the one hand, and any member of the Seller Group (other than the Company Group), on the other hand (each, an “Affiliate Contract”).

Section 4.20 Sufficiency of Assets; No other Liabilities.
(a) Pursuant to the acquisition of the Purchased Shares pursuant to this Agreement and the Ancillary Agreements to be entered into at Closing, taken together and subject to the exceptions provided for pursuant to this Agreement and the Disclosure Letter, the Company Group will own or have the right to use all of the Assets, rights and properties necessary to conduct in all material respects the Business immediately after the Closing on substantially the same terms as conducted immediately preceding the Closing.
(b) As of the Closing, the Company Group will not be liable for or subject to any Liability not arising out of or related to the Business, including any Liability (i) arising out of or related to the Garden Fresh Business or (ii) pursuant to the Garden Fresh Agreement.
(c) No member of the Company Group is party to a Shared Contract.
Section 4.21 International Trade & Anti-Corruption Matters.
(a) No member of the Company Group, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or third party representative acting on behalf of any member of the Company Group is or has been in the past five (5) years a Sanctioned Person, nor has any member of the Company Group had any direct or, to the Knowledge of the Company, indirect dealings with or for the benefit of any Sanctioned Person or in or with any Sanctioned Country, or otherwise been in violation of Sanctions Laws, Ex-Im Laws, or U.S. antiboycott Laws (collectively, “Trade Controls”).
(b) No member of the Company Group, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of any member of the Company Group, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any Anti-Corruption Laws.  The Company Group has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(c) The Company Group has implemented and maintains in effect policies, procedures and internal controls that are reasonably designed to prevent, deter and detect violations of Anti-Corruption Laws and Trade Controls.  During the five (5) years prior to the date hereof, no member of the Company Group has (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary, mandatory, or other disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
Section 4.22 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in Article III and this Article IV, none of the Seller, the Company or any other person makes any other express or implied representation or warranty with respect to the Seller, the Purchased Shares, the Company, the Transferred Companies, or the transactions contemplated by the Transaction Agreements and any other rights or obligations to be transferred hereunder or pursuant hereto, and each of the Seller, the Company and each of the Transferred Companies disclaims any other representations or warranties, whether made by the Seller, the Company, any of the Transferred Companies or any of their Affiliates or Representatives.  Except for the representations and warranties expressly contained in Article III and this Article IV, the Seller, the Company, the Transferred Companies and their respective Affiliates and

Representatives hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Seller, the Company or the Transferred Companies).  The Seller, the Company, the Transferred Companies and their respective Affiliates and Representatives make no representations or warranties to Buyer regarding the probable success or profitability of the business conducted by the Company Group.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller that:
Section 5.01 Incorporation and Authority of Buyer.  Buyer is a limited partnership  organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements.  The execution and delivery of the Transaction Agreements by Buyer, the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, the Transaction Agreements have been duly authorized by all requisite partnership action on the part of Buyer.  This Agreement has been, and upon execution and delivery thereof the Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of the Seller and the Company, as applicable) this Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.
Section 5.02 Qualification of Buyer.  Buyer has the appropriate power and authority to operate its businesses as now conducted.  Buyer is qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or assets or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not result in a Buyer Material Adverse Effect.
Section 5.03 No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 5.04 have been obtained or taken, the execution, delivery and performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.04 Consents and Approvals.  The execution and delivery by Buyer of the Transaction Agreements do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing or registration with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the applicable filings or approvals under the HSR Act, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not be reasonably expected to have a Buyer Material Adverse Effect and (c) as may be necessary as a result of any facts or circumstances relating to Parent, the Seller, the Company or the Transferred Companies.
Section 5.05 Absence of Restraints; Compliance with Laws.
(a) To the knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
(b) Buyer is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to result in a Buyer Material Adverse Effect.
Section 5.06 Securities Matters.  The Purchased Shares are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Purchased Shares or any interest in them.  Buyer (either alone or with its advisors) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Purchased Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares.  Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Purchased Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 5.07 Financial Ability.
(a) Concurrently with the execution of this Agreement, Buyer has delivered to the Seller a true and complete copy of (i) executed equity commitments letters, dated as of the date hereof, between Buyer and the Equity Financing Sources identified therein, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement attached hereto as Exhibit F (the “Equity Commitment Letters”), pursuant to which each of the Equity Financing Sources has committed to provide, subject to the terms and conditions therein, cash in an amount up to the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Equity Financing”), which Equity Commitment Letters provide that the Seller is a third party beneficiary thereof and is entitled to enforce such agreements, in each case to the extent expressly provided for in the enforcement provisions of the Equity Commitment Letters. and (ii) the duly executed debt commitment letter (including all exhibits, annexes, schedules and term sheets thereto), dated on or prior to the date hereof in the form attached hereto as Exhibit G (the “Debt Commitment Letter”, and together with the Equity Commitment Letters, the “Commitment Letters”) and the duly executed fee letter associated therewith (the “Fee Letter”, together with the Debt Commitment Letter, the “Debt Commitment Documentation” and together with the Equity Commitment Letters, the “Commitment Documentation”) (provided, that provisions in the Fee Letter related to economic or “flex” terms have been redacted (none of which redacted provisions could reasonably be expected to adversely  affect the conditionality or the availability of such financing)), pursuant to which the Debt Financing Sources have committed to lend, subject to the terms and conditions therein, amounts in the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement (the debt financing contemplated thereby, hereafter and as amended or replaced from time to time in accordance with the provisions of this Agreement, the “Debt Financing”, together with the Equity Financing, the “Financing”).
(b) As of the date hereof, (i) the Commitment Documentation is in full force and effect and, as of the date hereof, to the knowledge of Buyer, the commitments evidenced in the Commitment Documentation have not been withdrawn, rescinded or terminated in any respect and no such withdrawal, rescission or termination is contemplated or pending, (ii) no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or any of its Affiliates or, to the knowledge of Buyer, any other Person, under the Commitment Documentation and (iii) has not been amended, restated, amended and restated, supplemented or otherwise modified in any respect and no such amendment, restatement, amendment and restatement, supplementation or modification is contemplated other than as permitted by this Agreement (except in connection with any amendments or modification solely to effectuate any “flex” provisions in the Fee Letter).
(c) Each Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, subject to the Bankruptcy and Equity Exception.

(d) The Commitment Documentation constitutes the entire and complete agreement between the parties thereto with respect to the Financing, and, as of the date hereof, except as expressly set forth in the Commitment Letters, there are no (x) conditions precedent to the respective obligations of the Financing Sources to provide the Financing or (y) contractual contingencies or other provisions under any contract, agreement, arrangement or understanding (including any “side” letters or similar arrangements) relating to the Financing to which Buyer is a party that would permit the Financing Sources to reduce the total amount of the Financing necessary to fund the Required Payments (as defined below), impose any additional conditions precedent to the availability of the full amount of the Debt Financing necessary to fund the Required Payments, modify the conditions precedent to the availability of the full amount of the Financing or necessary to fund the Required Payments or materially delay the availability of the Financing.
(e) Buyer has fully paid, or has caused to be fully paid, any and all fees or other amounts to the Financing Sources required by the Commitment Documentation to be paid on or prior to the date hereof.  As of the date hereof, assuming satisfaction or waiver of the conditions set forth in Section 9.01 and Section 9.03, Buyer is unaware of any fact or occurrence existing on the date hereof that could reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect or that could reasonably be expected to cause the Commitment Documentation to be ineffective or the availability of the Financing to be delayed.
(f) As of the date hereof, assuming satisfaction or waiver of the conditions set forth in Section 9.01 and Section 9.03, Buyer has no reason to believe that it or any of the other parties to the Commitment Documentation will be unable to satisfy on a timely basis any condition of the Commitment Documentation required to be satisfied by it or that the full amount of funding contemplated in the Financing shall not be made available to Buyer on the Closing Date in order to consummate the transactions contemplated by this Agreement.
(g) The aggregate proceeds of the Financing (after netting out fees, expenses, original issue discount and similar premiums or charges payable by Buyer and after giving effect to the maximum amount of “flex” and original issue discount provided under the Commitment Documentation) together with cash on hand shall be sufficient to enable Buyer to pay the Purchase Price and all fees, costs, expenses and other amounts payable by Buyer related to the Financing and the transactions contemplated by this Agreement (collectively, the “Required Payments”).
(h) Buyer understands and acknowledges that the obligations of Buyer under this Agreement are not contingent on the availability of the Financing, the consummation of the Financing or the availability of Buyer to obtain any financing for, or related to, the transactions contemplated by this Agreement.
Section 5.08 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.09 Solvency.  Assuming (i) subject to the terms and conditions of this Agreement, the material truth and accuracy of the representations and warranties of the Seller set forth in Article III and of the Company in Article IV, (ii) that the most recent estimates, projections or forecasts of any member of the Company Group or (to the extent relating to the Business) any member of the Seller Group provided to Buyer prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, (iii) the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time); and (iv) neither the Company Group, taken as a whole, nor the Business is insolvent immediately before the consummation of the transactions contemplated by this Agreement, immediately after giving effect to the transactions contemplated hereby (including the consummation of any financing arrangements entered into in connection therewith):
(a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c) Buyer will have adequate capital to carry on its businesses and all businesses in which it is about to engage.
Section 5.10 Investigation; No Reliance.  Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Seller, the Company the Transferred Companies, the Purchased Shares, and the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto.  Except for the specific representations and warranties expressly made by each of the Seller and the Company in Article III and Article IV of this Agreement, (i) Buyer acknowledges and agrees that (a) the Seller, the Company, the Transferred Companies and their respective Affiliates and Representatives are not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Purchased Shares, the Seller, the Company, the Transferred Companies, or any of the Seller’s, the Company’s or the Transferred Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Seller, the Company or the Transferred Companies furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter whatsoever, and (b) no officer, agent, representative or employee of the Seller, the Company, the Transferred Companies or any of their respective Affiliates and Representatives has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement; (ii) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person, and acknowledges and agrees that the Seller, the Company, the Transferred Companies and their respective Affiliates and Representatives have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (iii) Buyer specifically disclaims any obligation or duty by the Seller, the Company, the Transferred Companies or any of their respective Affiliates or Representatives to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV of this Agreement; and (iv) Buyer is acquiring the Purchased Shares subject only to the specific representations and warranties set forth in Article III and Article IV of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01 Conduct of Business Prior to the Closing.  Except as required by applicable Law or as expressly provided in this Agreement or the Ancillary Agreements, and except for matters identified in Section 6.01 of the Disclosure Letter, from the date of this Agreement through the Closing (or until earlier termination of this Agreement), unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Transferred Companies to (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to preserve intact its business, its operations, permits, rights, goodwill, relations with customers, suppliers, Governmental Authorities and others with which the Company and the Transferred Companies do business and keep available the services of executive officers and employees of the Company, and (z) in each case with respect solely to the business of the Company, to the extent permitted by applicable Laws, not do or permit to be done any of the following:
(a) except in the ordinary course of business consistent with past practice, grant any Lien (other than granting or suffering to exist a Permitted Exception) on any material asset of the Company (whether tangible or intangible);
(b) sell, transfer, lease, sublease or otherwise dispose of any asset of the Company in excess of $500,000, in each case other than in the ordinary course of business consistent with past practice;
(c) offer, grant, subject to a Lien, issue, sell, pledge or transfer to any Person any interest or securities in the Company or any Transferred Company, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, interest or securities in the Company or any Transferred Company, or make any other change in the capital structure of the Company or any Transferred Company;
(d) change or amend the Company’s or any Transferred Company’s organizational documents;

(e) (i) award any bonuses to, or increase the compensation or benefits payable or to become payable to, any Business Employee, in each case except (A) in the ordinary course of business, (B) as required under the terms of an Employee Plan as in existence on the date hereof and has been disclosed to Buyer under Section 4.13(b) of the Disclosure Letter or (C) as required by applicable Law, (ii) establish, adopt, enter into, materially amend or terminate any Company Plan or Parent Plan (or any plan, program or agreement that would be a Company Plan or Parent Plan if in effect on the date hereof), except as required by applicable Law or where the amendment to the Parent Plan similarly affects Seller’s and its Affiliates’ employees who participate under such Parent Plan, (iii) hire or otherwise enter into any employment or consulting agreement or arrangement with any current or former Business Employee, officer, directors or other service providers on any Transferred Company whose annual base salary would exceed $150,000, (iv) terminate any current or former Business Employees, officers, directors or other service providers of any Transferred Company other than for cause, whose annual base salary would exceed $150,000, (v) transfer any Business Employee, officer, director or other service provider to or from any Transferred Company, whose annual base salary would exceed $150,000 without providing the Buyer with notice of such transfer five (5) Business Days prior to such proposed transfer, or (vi) grant or increase entitlement to severance;
(f) (i) enter into, amend, extend or terminate any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;
(g) enter into or amend or extend any material term of, or waive any material claim or right under, or terminate any Material Contract or Lease for Leased Real Property, except in the ordinary course of business consistent with past practice;
(h) make any material change in any method of accounting or accounting practice or policy used by the Company or any Transferred Company, other than such changes as are required by GAAP or applicable Law;
(i) except as contemplated by the 2019 capital expenditure plan of the Company previously provided to Buyer and attached hereto as Exhibit H, enter into any commitment for capital expenditures in excess of $1,000,000 for any individual commitment and $5,000,000 for all such commitments in the aggregate;
(j) fail to maintain the books and records of the Company or any Transferred Company in the ordinary course of business consistent with past practice;
(k) incur any Debt of the Company Group, except (i) to the extent that such Debt will be settled or otherwise eliminated prior to the Closing, (ii) any Debt incurred amongst the Company and any other Transferred Company or (iii) any Debt (other than Debt for borrowed money) that is incurred in the ordinary course of business;
(l) other than extensions of credit to customers in the ordinary course of business, make or guarantee any loans, advances or capital contributions to, or investments in, any Person;
(m) engage in a mass layoff or plant closing as defined under the WARN Act;

(n) (i) liquidate, dissolve, reorganize or wind up the business or operations of any member of the Company Group or (ii) discontinue any line of business or engage in a new line of business;
(o) enter into any settlement or release with respect to any material Action relating to the Company or any Transferred Company, unless such settlement or release contemplates only the payment of money (or the modification, termination or release of any rights or obligations of the Seller) less than $500,000 individually and $1,000,000 in the aggregate and paid in their entirety prior to the time at which the Closing Adjustment takes place and without ongoing limits on the conduct or operation of the Company or any Transferred Company;
(p) sell, assign, license, covenant not to sue or assert, transfer or subject to any Lien any Owned Intellectual Property or abandon or permit to lapse or expire any of the Owned Intellectual Property (other than (i) the expiration of a patent in accordance with its statutory term or (ii) non-exclusive licenses granted in the ordinary course of business);
(q) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any other material Tax Return, surrender or waive any material claim for a Tax refund, or settle or compromise any material Tax liability, in each case, other than with respect to Taxes of a Parent Consolidated Tax Group;
(r) effect any merger, consolidation, recapitalization, reclassification or other change in the Company’s or any Transferred Company’s capitalization;
(s) declare, set aside or pay any non-cash dividend or non-cash distribution to any person with respect to any member of the Company Group’s equity (except as may facilitate the elimination of intercompany accounts or the removal of cash on hand);
(t) make any acquisition of any assets or business for consideration in excess of $500,000 other than acquisitions in the ordinary course of business, in each case, solely with respect to the respective businesses of the members of the Company Group; or
(u) enter into any legally binding commitment with respect to any of the foregoing.
Section 6.02 Access to Information; Specified Unregistered IP.
(a) From the date of this Agreement until the Closing (or until earlier termination of this Agreement), upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney client privilege) and contractual confidentiality obligations, the Company shall, and shall cause the Transferred Companies to, (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the properties (including as reasonably required in connection with Buyer obtaining real property insurance), employees, books and records of the Company Group and the Seller Group, in each case solely to the extent related to the Business and (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the Company as Buyer may from time to time reasonably request, in each case of (i) and (ii), for purposes of preparing to operate the Company following the Closing; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Seller, the Company or any Transferred Company.  If reasonably requested by the Seller, Buyer shall enter into a customary and mutually acceptable joint defense agreement with the Seller with respect to any information to be provided to Buyer pursuant to this Section 6.02(a).  Except as set forth in Section 6.12, notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Seller, which may not be unreasonably withheld, neither Buyer nor any of its Representatives shall contact any suppliers to, or customers of Parent, the Seller, the Company or any Transferred Company other than in the ordinary course of business unrelated to the transactions contemplated hereby and on a basis consistent with past practice.

(b) Prior to the Closing, the Seller shall transfer to the applicable member(s) of the Company Group any books and records related to the Business of the Company Group that are in the possession of Parent, the Seller or any of Buyer’s Affiliates (other than the Company Group).  From and after the Closing, if any party identifies any books and records related to the Business of the Company Group that were not transferred to the Company Group prior to the Closing, then upon Buyer’s request, Parent or the Seller shall promptly transfer or cause the transfer of such books and records to the applicable member(s) of the Company Group as directed by the Buyer.
(c) In addition to the provisions of Section 6.03, for the six (6) year period from and after the Closing Date, upon reasonable prior notice, solely in connection with (x) the preparation of financial statements, Taxes, including the preparation of any Tax Return or conduct of any Tax proceeding, and U.S. Securities and Exchange Commission reporting obligations, (y) compliance by Seller with applicable Law or (z) the enforcement of any rights of Seller under this Agreement or any Ancillary Agreement, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), (iii) comply with any contractual confidentiality obligations, or (iv) restrict or prohibit access to Confidential Information (in the good faith judgment of the party claiming such exception), the parties hereto shall, and shall cause each of their respective Affiliates and Representatives to (A) afford the Representatives of the other parties hereto and their respective Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Company, the Transferred Companies, and the Purchased Shares, and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this paragraph, (B) furnish to the Representatives of the other parties hereto and their respective Affiliates such additional financial and other information regarding the Company, the Transferred Companies, and the Purchased Shares as the other parties hereto and their respective Affiliates may from time to time reasonably request and (C) make available to the other parties hereto and their Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the other parties hereto in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any party hereto or any of its Affiliates.  If so requested by a party hereto providing any information or access, the party hereto or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be provided to the party hereto seeking information or access pursuant to this Section 6.02(c).

(d) Notwithstanding anything in this Agreement to the contrary, none of the Seller, the Company or the Transferred Companies shall be required, prior to the Closing, and Buyer shall not be required, following the Closing, to disclose, or cause or seek to cause the disclosure, to any Person (or to provide access to any properties, books or records that would reasonably be expected to result in the disclosure to any Person of) any trade secrets, recipes, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, in each case that is Confidential Information, nor shall the Seller, the Company or the Transferred Companies, prior to the Closing, or Buyer, following the Closing, be required to permit or cause or seek to cause others to permit any Person to have access to or to copy or remove from the properties of the Seller or the Company, any documents, drawings or other materials that might reveal any such Confidential Information.
(e) Notwithstanding anything to the contrary in Section 6.02(a), Buyer shall not conduct, prior to the Closing, without the prior written consent of the Seller, which consent the Seller may grant or withhold in its sole discretion, any sampling, testing or other intrusive indoor or outdoor investigation at or in connection with the Owned Real Property, the Leased Real Property or any other property associated or affiliated in any way with Parent, the Seller, the Company, the Transferred Companies or their respective businesses.
(f) With respect to any trade secrets, recipes, proprietary know-how, processes or product development primarily related to the Business or that are included in the Owned Intellectual Property, including such Intellectual Property developed by any employee of any member of the Seller Group or their respective Affiliates conducting research and development for the Transferred Companies (collectively, the “Specified Unregistered IP”), Parent hereby acknowledges, on behalf of itself, Seller and their Affiliates, that (i) the Company Group owns such Specified Unregistered IP, (ii) the Seller Group and their Affiliates shall have no right to use the Specified Unregistered IP following the Closing, and (iii) any rights or licenses, whether express or implied, for the Seller Group or their Affiliates to use the Specified Unregistered IP are hereby terminated.  Notwithstanding the foregoing, nothing in this Section 6.02(f) or this Agreement shall prevent the Seller Group or its Affiliates from, within or outside this Agreement and for any purpose, using any general knowledge, skill, and expertise acquired by employees of the Seller Group in their performance of their employment activities for the Seller Group (“Residuals”), solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use of tangible copies of any Specific Unregistered IP. For the avoidance of doubt, any trade secrets, recipes, proprietary know-how, processes or product development related to the Seller Group’s other products in order to facilitate product development and product use, shall not be included in the definition of Specified Unregistered IP.

Section 6.03 Records Preservation.  Subject to the requirements of this Section 6.03, each of Parent and the Seller shall have the right to retain copies of all books and records of the Company and the Transferred Companies (including emails) relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the employees of the Company and the Transferred Companies, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request, (iii) as may be deemed appropriate in connection with any claim, counterclaim, action, audit, suit, arbitration, proceeding or investigation commenced or threatened by any party (including any Governmental Authority), or (iv) as may be necessary for Parent or the Seller to perform their respective obligations pursuant to any Transaction Agreement, in each case subject to compliance with all applicable privacy Laws.  The parties hereto shall preserve and keep, or cause to be preserved and kept, all original books and records of the Company and the Transferred Companies and any copies thereof in their possession for the longer of (a) the period required under such party’s document retention policies and (b) any period required under applicable Law.  During such retention period, Representatives of the Seller, Buyer and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records (including emails).  During such retention period, the parties hereto shall provide, or cause to be provided, to the other parties hereto and their respective Affiliates, access to such books and records of the Company and the Transferred Companies as such other parties hereto or their respective Affiliates shall reasonably request in connection with any Action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates.
Section 6.04 Confidentiality.
(a) The terms of the letter agreement dated November 19, 2018 (the “Confidentiality Agreement”) between Buyer and Parent are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and its Affiliates and Representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.  If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b) For a period of seven (7) years from the date hereof, the Seller and its Affiliates shall hold in strict confidence and not disclose or release without the prior written consent of Buyer, any and all Confidential Information; provided that the Seller and its Affiliates may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the Seller shall be responsible, or (ii) if the Seller, or any of its Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information.  In the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Seller shall (x) as promptly as practicable notify Buyer of the existence of such request or demand to the extent practicable and, if not otherwise prevented by Law, the disclosure that is expected to be made in respect thereto so that Buyer may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information and/or waive compliance with the provisions of this Section 6.04(b), and (y) if requested by Buyer, cooperate with Buyer (at Buyer’s expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information in respect to such request or demand.  If such a protective order or other remedy or the receipt of a waiver by Buyer is not obtained and the Seller or any of its Representatives is required by such Law to disclose any Confidential Information, the Seller or such Representative may disclose only that portion of the Confidential Information which is required to be disclosed.

(c) As used in this Agreement, “Confidential Information” shall mean all proprietary, technical, economic, environmental, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans of the Company, the Transferred Companies and their businesses, products, services, financial condition, operations, assets, liabilities and/or prospects which is, or after the date hereof, comes into the possession of the Seller or any of its Representatives, including pursuant to the access provisions of Section 6.02 or Section 6.03 hereof or any other provision of any Transaction Agreement; except the term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by the Seller in breach of Section 6.04(b)), (ii) becomes available after the Closing Date to the Seller or any of its Representatives on a non-confidential basis from a source other than Buyer which, to the Knowledge of the Seller, is not subject to any contractual, legal or fiduciary obligation of confidentiality to Buyer or (iii) is independently developed by the Seller, or any of its Representatives without use of the Confidential Information. Notwithstanding the foregoing, nothing herein shall prevent the Seller from disclosing or using information that is not related to the Company or any of the Transferred Companies (as conducted by the Seller prior to the Closing or by Buyer after the Closing).
Section 6.05 Regulatory and Other Authorizations; Consents.
(a) Subject to the terms and conditions herein provided, each of Buyer, the Seller, and their respective Affiliates, shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and in any case, prior to the End Date (including the satisfaction, but not waiver, of the conditions precedent set forth in Article IX).  Each of Buyer, the Seller, and their respective Affiliates, shall use best efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act within ten (10) Business Days after the date of this Agreement (unless mutually agreed).  Each party hereto shall supply as promptly as practicable to the appropriate Governmental Authorities to any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, (i) Buyer, the Seller and their respective Affiliates shall not voluntarily extend any waiting period or other applicable time period under the HSR Act or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable the transactions contemplated hereby, except with the prior written consent of the other parties hereto, which consent may be withheld in the sole discretion of the non-requesting party, and (ii) Buyer agrees, at Buyer’s sole cost, to take any and all actions that are necessary or reasonably advisable to avoid or eliminate each and every impediment under the HSR Act that may be asserted or required by any Governmental Authority to consummate the transactions contemplated by this Agreement as expeditiously as possible, and in any event prior to the End Date, including (A) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of, any entities, operations, assets, divisions, businesses, product lines, customers or facilities of the Company or any of the Transferred Companies or the Buyer, or Buyer’s Affiliates, (B) creating, terminating, amending or assigning existing relationships, ventures, contractual rights, or obligations of the Company or any of the Transferred Companies or the Buyer, (C) amending, assigning, or terminating existing licenses or other agreements (and entering into such new licenses or other agreements), (D) otherwise taking or committing to any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products, or equity interests of the Buyer, the Company or any of the Transferred Companies, or their respective Affiliates; and (E) entering into any Governmental Order, consent decree or other agreement to effectuate any of the foregoing (the “Regulatory Actions”); provided that such Regulatory Actions may be conditioned upon and become effective only from the consummation of the transactions contemplated by this Agreement.  All filing fees incurred in connection with the HSR Act shall be borne by Buyer.
(b) Each party to this Agreement shall promptly notify the other parties hereto of any substantive oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other parties hereto to review in advance, and shall consider in good faith the comments of the other party in connection with, any substantive communication proposed to be made by such party (or its advisors) to any Governmental Authority, and shall provide the other parties hereto with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, subject to Section 6.02(d).  No party to this Agreement shall agree to participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement and applicable Law, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction; provided, that materials may be (i) redacted to remove references concerning the valuation of the Company and (ii) provided on an “outside counsel only” basis, if necessary to comply with contractual arrangements or applicable Laws or address reasonable attorney-client or other privilege or confidentiality concerns.  Nothing in this Section 6.05(b) shall be applicable to Tax matters.
(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated hereby, seeks to temporarily or permanently enjoin the transactions contemplated hereby, or seeks damages in connection therewith, the parties hereto agree to cooperate and use best efforts to defend against such claim, action, suit, investigation or other proceeding and, if any decree, judgment, injunction or other order is issued in any such action, suit or other proceeding, to use best efforts to have such injunction or other order vacated, lifted, reversed or overturned and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d) Each party to this Agreement agrees to reasonably cooperate in obtaining, and use reasonable best efforts to obtain, any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Seller, the Company, any Transferred Company or any of their Affiliates to (i) make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Material Contract or lease for Leased Real Property and/or (ii) seek or obtain, or cause to be sought or obtained, any consent or approval of any customer of the Company or any Transferred Company under any contract or agreement with such customer.
(e) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their Affiliates and Representatives, successors and assigns that the operation of the Company shall remain in the dominion and control of the Seller until the Closing and that Buyer and its Affiliates and Representatives shall not provide, directly or indirectly, any directions or orders to any director, officer or employee of the Seller, the Company or any Transferred Company with respect to the operation of the Company, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in advance by an executive officer of the Seller, and in accordance with any applicable Laws.
Section 6.06 Intercompany Agreements.  At or prior to the Closing:
(a) Parent and Buyer shall execute and deliver a transition services agreement, substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”); and
(b) An Affiliate of Parent and Buyer shall execute and deliver a supply agreement, substantially in the form attached hereto as Exhibit E (the “Supply Agreement”).
Section 6.07 Intercompany Accounts; Termination of Affiliate Contracts; Release of Guarantees.
(a) On or prior to the Closing Date, all intercompany accounts shall be canceled, settled or otherwise eliminated (in a manner which is reasonably acceptable to Buyer) without any further or continuing liability on the part of any member of the Company Group.
(b) On or prior to the Closing Date, Seller shall, and shall cause its applicable Affiliates to, take all actions necessary to terminate each Affiliate Contract other than those set forth on Section 6.07(b) of the Disclosure Letter.
(c) On or prior to the Closing Date, Seller shall, and shall cause its applicable Affiliates to, take all actions necessary to cause all guarantees of the Company Group (in each case, with respect to any indebtedness for borrowed money of any member of the Seller Group) to, in each case, be released, terminated or otherwise extinguished effective upon the Closing.

Section 6.08 D&O Indemnification.
(a) From and after the Closing Date until six (6) years from the Closing Date, Buyer shall or shall cause the Company and the Transferred Companies to indemnify, defend and hold harmless to the fullest extent permitted under Law, the individuals or entities who on or prior to the Closing Date were directors, officers or managers of the Company or the Transferred Companies with respect to any threatened, pending or completed action, suit or proceeding arising out of any acts or omissions by them in their capacities as such or taken at the request of the Company or any Transferred Company at any time on or prior to the Closing Date against expenses (including attorneys’ fees) by such individual or entity in connection with such action, suit or proceeding.  In addition, Buyer shall or shall cause the Company and each Transferred Company to pay or reimburse any expenses (including attorneys’ fees) of any officers, directors or managers entitled to indemnification hereunder in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under applicable Law, provided that the person or entity to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
(b) The certificate of incorporation, bylaws, articles of organization, limited liability company agreements and all other organization documents of the Company and each of the Transferred Companies shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would materially adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers or managers of the Company or any Transferred Company or otherwise entitled to indemnification pursuant to applicable Law or the Company’s organizational documents.
(c) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section, his, her, or its heirs or successors in interest (as applicable) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.09 Financing.
(a) Prior to the Closing, Buyer shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and subject only to the conditions (including the market flex provisions set forth in the Fee Letter) set forth in the Commitment Documentation, including using reasonable best efforts to (i) maintain in effect and comply with its obligations under the Commitment Documentation, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms (including the market flex provisions set forth in the Fee Letter) (unless and to the extent any modification in terms are acceptable to Buyer) and subject only to the conditions set forth in the Commitment Documentation, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to Buyer within its control in the Commitment Documentation and the definitive agreements related thereto (or, if necessary or deemed advisable by Buyer, seek the waiver of conditions applicable to Buyer within its control contained in the Commitment Documentation or such definitive agreements related thereto), (iv) upon the satisfaction of all conditions applicable to the Financing, consummate the Financing at or prior to the Closing Date, (v) enforce its rights under the Commitment Documentation and the definitive agreements relating to the Financing and (vi) comply with its obligations under the Commitment Documentation and the definitive agreements relating to the Financing.  Notwithstanding anything herein to the contrary, in no event shall “reasonable best efforts” of Buyer under this Section 6.09 be deemed or construed to require Buyer to instigate or pursue litigation against any of the Debt Financing Sources.  Buyer shall not, without the prior written consent of the Seller, agree to or permit any termination of or amendment, restatement, amendment and restatement, supplement or modification to be made to, or grant any waiver of any provision under, the Commitment Documentation or the definitive agreements relating to the Financing if such termination, amendment, restatement, supplement, modification or waiver would be reasonably expected to: (A) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) unless an alternative source of financing is increased by a corresponding amount, so long as such alternative source of financing does not include terms that would constitute a Prohibited Amendment (defined below) under clauses (B), (C) and (D) below such that the aggregate amount of the Financing would be below the amount necessary to fund the Required Payments; (B) adversely impact the ability of Buyer to enforce its rights against other parties to the Commitment Documentation or the definitive agreements with respect to the Financing; (C) impose new or additional conditions precedent to the availability of the full amount of the Financing necessary to fund the Required Payments or otherwise amend, modify or expand any of the conditions precedent to the Financing, or otherwise amend any other provision of the Commitment Documentation in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (D) prevent, materially delay or impede the Closing or the date on which the Financing would be obtained (the amendments described in the foregoing clauses (A), (B), (C) and (D), the “Prohibited Amendments”); provided that, notwithstanding anything in this Agreement to the contrary, Buyer shall be permitted to replace the Debt Financing with alternative debt financing from the same or alternative sources in an amount sufficient when combined with the Equity Financing to consummate the transactions contemplated by this Agreement with terms (unless and to the extent any modification in terms acceptable to Buyer) and conditions (including market flex provisions) not less favorable to Buyer, including with regards to the certainty of funding (including as to timing and amounts necessary), taken as a whole, than as set forth in the Commitment Documentation.  Buyer shall deliver to the Seller true and complete copies of any amendment, modification, supplement, consent or waiver to or under the Commitment Documentation or the definitive agreements relating to the Financing promptly upon execution thereof other than (1) amendments or modifications solely for the purpose of joining additional arrangers or financing sources following the date hereof to the extent effected pursuant to the terms of the Commitment Documentation or (2) amendments or modifications to the terms that have been redacted in the Fee Letter.

(b) Buyer shall keep the Seller informed on a current basis and in reasonable detail, upon the reasonable request of the Seller, of the status of its efforts to arrange the Financing.  Buyer shall give the Seller prompt notice (i) of any material breach or material default or actual or threatened repudiation or termination (whether in whole or in part) by any party to the Commitment Letter or definitive documents related to the Financing of which Buyer becomes aware, in each case that would reasonably be expected to materially impair or delay the Closing, (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any (A) material breach, default or actual or threatened repudiation or termination (whether in whole or in part) by any party to the Commitment Documentation or any definitive document related to the Financing of any provisions of the Commitment Documentation or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to the Commitment Documentation or any definitive document related to the Financing with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations), in each case that would reasonably be expected to materially impair or delay the Closing and (iii) of the occurrence of an Event that could reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Commitment Documentation at the Closing.  As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Seller delivers to Buyer a written request, Buyer shall promptly inform the Seller in reasonable detail of any circumstance referred to in the immediately preceding sentence.  If any portion of the Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Commitment Documentation and alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment) is not then made available in an amount equal to such portion, and such portion is required to fund the Required Payments, Buyer shall promptly notify the Seller in writing and Buyer shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms (unless and to the extent any modification in terms acceptable to Buyer) and conditions (including market flex provisions) not less favorable to Buyer, including with regards to the certainty of funding, taken as a whole, than as set forth in the Commitment Documentation, as promptly as practicable following the occurrence of such event.  Buyer shall deliver to the Seller true and complete copies of all contracts, agreements or other arrangements (including fee letters redacted in a manner similar to the Fee Letter) pursuant to which any such alternative source shall have committed to provide any portion of the Financing.  For purposes of this Section 6.09, (x) references to the “Debt Commitment Documentation” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.09 and (y) references to “Debt Financing” and “Financing” shall include the debt financing contemplated by the Debt Commitment Documentation as permitted to be amended, restated, amended and restated, modified, supplemented or replaced by this Section 6.09.
(c) Prior to the Closing Date, each of the Parent and the Seller shall use its reasonable best efforts to provide, and to cause the Company and its officers, employees, advisors and other representatives to provide, to Buyer, in each case at Buyer’s sole cost and expense, all cooperation as is customary and reasonably requested by Buyer in connection with the arrangement, syndication and consummation of the Financing (including the satisfaction of the conditions precedent applicable thereto to the extent within the control of such parties), including to (i) furnish Buyer and its Debt Financing Sources (or any replacement thereof) all information reasonably requested by Buyer and its Debt Financing Sources (or any replacement thereof) for the preparation of a customary information memorandum for a syndicated loan financing, including the Financial Information, together with, to the extent required, customary authorization letters (including customary representations with respect to accuracy of information) authorizing the distribution of such information), (ii) designate appropriate members of management of the Seller and the Company to provide such cooperation in connection with the Financing as is reasonably requested by Buyer and its Financing Sources, including by participating, with reasonably advanced notice, in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions to be mutually agreed upon with providers or potential providers of the Debt Financing and ratings agencies at times and locations to be reasonably mutually agreed upon, (iii) assist with the preparation of materials for rating agency presentations, bank information memoranda and other customary marketing materials and similar documents in connection with the Debt Financing, in each case, to the extent reasonably necessary and customary, (iv) assist with Buyer’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, security agreements, hedging arrangements, customary officer’s certificates and resolutions, as applicable) as may reasonably be requested and subject to the occurrence of, and shall not be effective prior to, the Closing Date, (v) provide reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing Date) and (iv) to the extent timely requested by Buyer and required under the Commitment Letter, (A) obtain customary payoff letters and documents reasonably requested by Buyer or its Financing Sources relating to the repayment of the existing indebtedness of the Company and the release of related liens and related guarantees, if any, and (B) no later than three (3) business days prior to the Closing Date, provide all required documentation and other information required by U.S. bank regulatory authorities under applicable “know-your-customer,” anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and regulations regarding beneficial ownership, relating to the Company, in each case, as reasonably requested by Buyer at least ten (10) Business Days prior to the Closing Date.
(d) The Company (i) shall use reasonable best efforts, and shall cause the Transferred Companies to use their reasonable best efforts, to deliver the pro forma financial statements identified in paragraph 8 of Exhibit C of the Debt Commitment Letter within 43 days of the end of the applicable fiscal quarter, it being understood that the Buyer shall be responsible for the information relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of such debt or equity financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing and the Financing and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) and (ii) shall, and shall cause the Transferred Companies to, without duplication of any information provided in clause (i) above, deliver the historical financial statements to the extent necessary for the Buyer to produce the pro forma financial statements identified in paragraph 8 of Exhibit C of the Debt Commitment Letter within 43 days of the end of the applicable fiscal quarter.

(e) Notwithstanding anything to the contrary in this Section 6.09, in no event shall Parent, the Seller or the Company be required to take or permit the taking of any action that would (i) in the Seller’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company, (ii) cause any representation or warranty in this Agreement to be breached by the Seller or the Company, (iii) require the Seller or the Company to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement (other than any customary authorization letters), incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing, (iv) cause any director, officer or employee of the Seller or the Company to incur any personal liability, (v) conflict with or violate any applicable Laws or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a violation or breach of, or default under, any material contract not entered in contemplation hereof to which the Company is a party, (vi) provide access to or disclose information that the Seller or the Company determine could jeopardize their attorney-client privilege (although the Company shall use commercially reasonably efforts to seek alternative ways to provide such information in a manner that would not result in a loss of any privilege), (vii) prepare any financial statements or information that are not available and prepared in the ordinary course of its reporting practices (other than the Financial Information and any other financial statements required to be delivered pursuant to Section 4.05 or clause (d) above), (viii) prepare any projections or pro forma statements (other than what is required to be delivered pursuant to Section 4.05 or clause (d) above), (ix)  deliver or cause to be delivered any opinion of counsel in connection with the Financing, (x) execute or enter into or perform any agreement with respect to the Financing contemplated by the Commitment Documentation that is not contingent upon the Closing (other than any customary authorization letters) as contemplated hereby or (xi) require the Company to be an issuer or obligor with respect to the Financing prior to the Closing.
(f) Buyer shall promptly, upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs and expenses incurred by the Seller, the Company or their Affiliates in connection with the Financing, including the cooperation contemplated by this Section 6.09 and the compliance by the Seller or the Company with its obligations under this Section 6.09.  Buyer shall indemnify and hold harmless the Seller and the Company and each of their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorney’s fees), interest, awards, judgments and penalties of any kind imposed on, sustained, suffered or incurred by them in connection with the Financing, any cooperation pursuant to this Section 6.09 and/or the provision of information utilized in connection therewith, except to the extent (A) arising out of fraud, gross negligence, or willful misconduct of the Seller or the Company or (B) arising from any information utilized in the Financing regarding the Company provided to Buyer for use in connection therewith, in each case, whether or not the Closing occurs.
(g) All non-public or otherwise confidential information regarding the Company obtained by Buyer pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, upon notice to the Seller, Buyer may provide such information to potential sources of debt financing and other capital and to rating agencies and prospective lenders and investors during syndication and marketing of the Financing (including any permitted alternative financing) in accordance with the Debt Commitment Documentation.  The Seller hereby consents to the use of the trademarks and logos of the Company in connection with the Financing; provided, that such logos are not used in a manner that is intended to or is reasonably likely to harm or disparage Campbell Soup Company, the Seller, the Company or their respective marks, reputation or goodwill.

(h) Buyer expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing, (ii) the provisions of this Section 6.09 shall not create any independent conditions to Closing, and (iii) subject to the terms of this Agreement, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Financing, or any other financing whatsoever.  In the event the Financing has not been obtained, subject to the terms of this Agreement, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth herein, to consummate the transactions contemplated hereby.
Section 6.10 Non-Solicitation; Non-Compete.
(a) For a period of eighteen (18) months from the Closing Date, Parent and Seller shall not, and shall cause each other Restricted Party not to, directly or indirectly, (i) solicit to hire as an employee or solicit to engage as a consultant or hire as an employee or engage as a consultant any Business Employee or any employee of Buyer or any of its Affiliates with whom Parent or Seller first comes in contact or who first becomes known to Parent or Seller, in each case, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (any of the foregoing persons, a “Buyer Restricted Employee”), or (ii) seek to induce or influence any such Buyer Restricted Employee to leave his or her employment with Buyer or any of its Affiliates; provided that no Restricted Party shall be precluded from soliciting or hiring, or taking any other action with respect to, any Buyer Restricted Employee (i) whose employment was terminated by Buyer or any of its Affiliates (including, for the avoidance of doubt, after the Closing, any member of the Company Group) at least six (6) months prior to commencement of any solicitation or inducement by any member of the Seller Group of such Buyer Restricted Employee or (ii) who, prior to any solicitation or inducement by any member of the Seller Group, responds to a general or public solicitation not targeted at employees of Buyer or any of its Affiliates or the Business Employees (including by a search firm or pursuant to an online advertisement on its website).
(b) For a period of eighteen (18) months from the Closing Date, Buyer shall not, and shall cause its controlled Affiliates (including, after the Closing, the Company Group), not to, directly or indirectly, solicit to hire as an employee or solicit to engage as a consultant or hire as an employee or engage as a consultant any employee of any member of the Seller Group with whom Buyer first comes in contact or who first becomes known to Buyer, in each case, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (any of the foregoing persons, a “Seller Restricted Employee”), or seek to induce or influence any such Seller Restricted Employee to leave his or her employment with the applicable member of the Seller Group; provided that neither Buyer nor any of its Affiliates shall be precluded from soliciting or hiring, or taking any other action with respect to, any Seller Restricted Employee (i) whose employment was terminated by the Seller Group at least six (6) months prior to commencement of any solicitation or inducement by Buyer or its Affiliates of such Seller Restricted Employee or (ii) who, prior to any solicitation or inducement by Buyer or its Affiliates, responds to a general or public solicitation not targeted at employees of the Seller Group (including by a search firm or pursuant to an online advertisement on its website).

(c) Subject to Section 6.10(d), for a period of eighteen (18) months from the Closing Date, Parent and Seller shall not, and shall cause each other Restricted Party not to, directly or indirectly: (i) engage or operate a Restricted Business or (ii) make an equity investment in any Person that is engaged or involved in a Restricted Business.
(d) Notwithstanding anything to the contrary, none of the following actions shall constitute a breach of Section 6.10(c): (A) the purchase or ownership by the Restricted Parties, taken together, of a Person or business that derives less than twenty (20) percent of its total annual revenues from the Restricted Business, measured for the twelve (12) month period ended immediately prior to the date of such purchase, (B) the direct or indirect ownership by any Restricted Party of publicly traded interests in or securities of any Person engaged in the Restricted Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties, taken together, more than five (5) percent of the voting power of such Person, (C) the investment in any fund in which the Restricted Parties have no discretion with respect to the investment strategy of such fund, and (D) the ownership of any equity interests through any Benefit Plans of the Seller Group or the participation in transactions involving derivatives or other financially settled instruments, financial products or transactions, including swaps, options, futures or similar instruments.
(e) If a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.10(a), Section 6.10(b), Section 6.10(d), or Section 6.10(d), as applicable, is invalid or unenforceable, the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term of provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.
Section 6.11 Resignations.  Seller shall deliver to Buyer at or prior to the Closing written resignations (or evidence of removal) of such directors or managers of each member of the Company Group as Buyer may specify in writing to Seller at least five (5) Business Days prior to the Closing Date, which resignations (or actions effectuating removal) shall be effective as of the Closing.
Section 6.12 Cooperation.  As soon as possible after the date hereof, the Seller will reasonably cooperate with Buyer in planning and scheduling customer transition meetings with key retailer associates for the Transferred Companies’ top fifteen (15) consumer packaged goods (“CPG”) customers, to occur as soon as practicable after the Closing.  In addition, as soon as possible after the date hereof and in accordance with applicable Law, the Seller will cooperate with Buyer to (i) review pricing and service options with respect to Acosta, Inc. (“Acosta”), (ii) provide appropriate introductions to appropriate key Acosta associates responsible for all current Acosta responsibilities for the Transferred Companies and (iii) facilitate Buyer’s access to key associates of the Seller and Acosta who manage CPG trade spend and customer invoice deductions for the Transferred Companies, which transition meetings shall occur as soon as practicable after the date hereof.

ARTICLE VII

EMPLOYEE MATTERS
Section 7.01 General.
(a) Transfer of Employees.
(i) Prior to the Closing, Seller shall transfer all Business Employees not employed by the Company or any Transferred Company (and shall transfer each such employee’s personnel records and employment related agreements and roll over any accrued, unused and unpaid vacation (to be included in Closing Date Working Capital) in accordance with applicable Law and company policy) to the Company or a Transferred Company.
(ii) Prior to the Closing, Seller shall transfer those employees listed on Section 6.01(e) of the Disclosure Letter (and shall transfer each such employee’s personnel records and employment related agreements and roll over any accrued, unused and unpaid vacation in accordance with applicable Law and company policy) to the Parent or an Affiliate of Parent (other than the Company or a Transferred Company). All Liabilities relating to such employees arising on, prior to or following the Closing shall be retained and/or assumed by Parent or an Affiliate of Parent (other than the Company or a Transferred Company).
(b) Terms and Conditions of Employment.  For a period of at least twelve (12) months following the Closing Date, each Business Employee who continues employment with the Company or any of the Transferred Companies as of the Closing (each a “Continuing Employee”) shall be entitled to receive, while in the employ of Buyer or any of its Affiliates, at least the same base salary and base wage rates, cash incentive compensation and cash bonus opportunities (excluding equity or equity incentive compensation or change in control bonus arrangements), in each case, as were provided to such individual immediately prior to the Closing Date, except as required by Law.  In addition, except as otherwise required by Law, for a period of at least twelve (12) months following the Closing Date, each Continuing Employee shall be entitled to receive, while in the employ of Buyer or any of its Affiliates, employee benefits (excluding any defined benefit, post-employment welfare, non-qualified deferred compensation, and equity or equity-based benefits) that are substantially comparable in the aggregate as those provided to such Continuing Employee immediately prior to the Closing Date.
(c) Severance Benefits.  Notwithstanding anything to the contrary in this Agreement, Buyer shall, or shall cause its Affiliates to, provide severance benefits to any salaried Continuing Employee who is laid off, made redundant or whose employment is otherwise involuntarily or constructively terminated (including, without limitation, a Continuing Employee’s resignation as a result of a relocation of the Continuing Employee’s principal place of employment by more than fifty (50) miles from the location of the Continuing Employee’s principal place of employment as of the Closing Date) other than for cause during the twelve (12) month period following the Closing Date that are at least equal to the severance benefits set forth on Section 7.01(c) of the Disclosure Letter.

(d) Credit for Service.  Buyer shall, or shall cause its Affiliates to, credit Continuing Employees for service earned on and prior to the Closing Date with the Company, any Transferred Company and their respective Affiliates, or any of their respective predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance and layoff benefits (but not for purposes of defined benefit pension benefit accruals or vesting of future equity awards) under any retirement or other employee benefit plan, program or arrangement of Buyer or any of its Affiliates in which the Continuing Employees are eligible to participate on or after the Closing Date; provided that nothing herein shall result in a duplication of benefits, compensation or funding with respect to the Continuing Employees.
(e) Pre-existing Conditions; Coordination.  Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to: (i) waive limitations on benefits relating to any pre-existing conditions of the Continuing Employees and their eligible spouses and dependents under any group welfare benefit plans (other than plans providing long-term disability benefits) in which the Business Employees are eligible to participate on or after the Closing Date during the plan year in which the Closing occurs and (ii) recognize for purposes of annual deductible and out of pocket limits under the group health plans in which the Continuing Employees are eligible to participate on or after the Closing Date, deductible and out of pocket expenses paid by Continuing Employees and their respective eligible spouses and dependents under the group health plans of the Company, any Transferred Company and their respective Affiliates in the plan year in which the Closing Date occurs. Notwithstanding the foregoing, to the extent that any Business Employee is disabled as of the Closing Date (or, if later, the last day of any post-closing welfare benefit transition period under the Transition Services Agreement), Seller’s long-term disability plan shall be responsible for providing long-term disability benefits that become payable due to such Business Employee’s continued disability following such date.
(f) Buyer shall, or shall cause its Affiliates to, as soon as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, (i) pay to each Business Employee the transaction completion bonuses in the amounts set forth on Section 7.01(f) of the Disclosure Letter and (ii) pay to each Business Employee identified by Parent prior to the Closing Date, amounts in respect of pro-rated annual cash bonuses for fiscal year 2019 through the Closing Date determined by Parent to be earned pursuant to and otherwise consistent with bonus measures applied under the applicable annual incentive plan or sales incentive plan of Parent through the Closing Date (it being understood that, for the avoidance of doubt) the amounts to be paid pursuant to clause (i) and (ii) hereof shall constitute Debt).
(g) Except as provided otherwise under the Transition Services Agreement, Seller shall or shall cause its Affiliates to take any action necessary, to cause the Company and each Transferred Company to cease participation in each Parent Plan and each applicable Business Employee (and any beneficiaries or dependents thereto) to cease participating in or accruing benefits under any Parent Plan other than any Company Plan, in each case effective as of the Closing Date. Except as provided otherwise under the Transition Services Agreement, other than with respect to the Company Plans, Seller and its Affiliates shall retain the sponsorship of and be solely responsible for all Liabilities with respect to the Business Employees and former employees of the Company or the Transferred Companies arising under any Parent Plan prior to the Closing, including without limitation, any claims under a Parent Plan providing group health benefits that are incurred prior to the Closing (and, for this purpose, group health claims are deemed incurred when the underlying medical service relating to such claim is performed).

(h) Effective as of the Closing, Seller shall cause all Business Employees who participate in the Campbell Soup Company 401(k) Retirement Plan (the “Seller 401(k) Plan”) to be fully vested in their account balances under the Seller 401(k) Plan (to the extent not already fully vested). Seller shall have and retain all obligations to provide continuation coverage under Section 4980B of the Code with respect to all former employees of the Company or the Transferred Companies as of the Closing Date who are “M&A qualified beneficiaries” as that term is defined in Treasury Regulation Section 54.4980B-9.
(i) Seller shall retain all Liabilities and shall indemnify and hold the Company and each Transferred Company harmless with respect to workers compensation claims not reflected in the most recent Financial Information attributable to injuries and illnesses of Business Employees and former employees of the Company or any Transferred Company that occurred from January 1, 2015 through the Closing.
Section 7.02 Effect of Agreement; No Third Party Beneficiaries.  Notwithstanding anything herein to the contrary, the Seller, the Company, each Transferred Company, Buyer and their respective Affiliates hereby acknowledge and agree that all provisions contained in this Article VII are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, (a) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (b) shall limit the right of Buyer, the Seller, the Company, each Transferred Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (c) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Seller, the Company, the Transferred Companies or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment or service or any terms of employment (including any particular level of compensation or benefits) with Buyer, the Seller, the Company, the Transferred Companies or any of their respective Affiliates.
ARTICLE VIII

TAX MATTERS
Section 8.01 Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Buyer shall be liable for and shall pay any Transfer Taxes attributable to the sale or transfer of the Purchased Shares. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ reasonable cooperation, and file such Tax Return.  If the Seller is required by applicable Law to file any such Tax Return, Seller shall provide Buyer with a copy of such Tax Return at least fifteen (15) days before the due date of such Tax Return for Buyer’s reasonable review and comment, and Seller shall timely file such Tax Return reflecting Buyer’s reasonable comments., Buyer shall promptly reimburse the Seller for any Transfer Taxes paid by the Seller in connection with the filing of such Tax Return. Buyer and the Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 8.02 Filing of Tax Returns and Audit.
(a) Parent or the Seller shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to the Company or any of the Transferred Companies on an affiliated, consolidated, combined or unitary basis with Parent, the Seller or their respective Affiliates (other than the Company or any of the Transferred Companies) (each such Tax Return, a “Consolidated Tax Return”).  Parent or the Seller shall timely pay (or cause to be timely paid) all Taxes shown as due on such Tax Returns. The Seller shall control any Action, proposed adjustment or deficiency, or assessment in respect of any such Consolidated Tax Returns; provided that, to the extent such matter could reasonably be expected to have a material and adverse effect on the Company or any Transferred Company in a taxable period beginning after the Closing Date, Parent and Seller (and their Affiliates) shall provide notice to Buyer of the outcome of such matter.  The Seller shall be entitled to (i) any refunds of Taxes reported on a Consolidated Tax Return and borne by Seller or its Affiliates, and (ii) any Prior Period Refunds, provided that Seller pays over such Prior Period Refunds to the appropriate recipient pursuant to the contract described in the definition of Prior Period Refunds and (iii) any cash Tax refunds (or credits (or deemed credits) in lieu thereof) attributable to the overpayments of state Income Taxes prior to Closing by the Company or a Transferred Company set forth in Section 8.02(a) of the Disclosure Letter, in the amounts listed therein, as and when received as a cash refund (or utilized as a credit to offset Taxes otherwise payable by the Company or a Transferred Company, or deemed utilized as such a credit, based on a “closing of the books” method), except to the extent included as an asset in the determination of Accrued Income Taxes. The Company shall, at Seller’s expense, use commercially reasonable efforts to file for and claim the Tax refunds (or credits) described in clause (iii) of the preceding sentence.
(b) Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, for the avoidance of doubt, the Company and any of the Transferred Companies) to, carry back any Tax items from any Tax period (or portion thereof) ending after the Closing Date to any Consolidated Tax Return for a Tax period beginning on or before the Closing Date.
(c) The parties hereto shall use the interim closing of the books method at the end of the Closing Date for purposes of determining allocations that must be made to the Company and the Transferred Companies for U.S. federal, and applicable state and local, income Tax purposes (including pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1)), provided that any extraordinary transactions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company or any of the Transferred Companies) on the Closing Date after the Closing will be allocated pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to the Tax Return for the Tax period beginning on the day after the Closing Date.  The parties agree that, to the maximum extent permitted by applicable Law, Unpaid Transaction Expenses or any other amounts incurred by Seller, the Company or any Transferred Company in connection with the transactions under this Agreement and taken into account as a liability in the Purchase Price will be reported on Consolidated Tax Returns.
Section 8.03 Tax Cooperation.  Parent and Seller (and their Affiliates) and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and the Transferred Companies as is reasonably necessary for the filing of all Tax Returns (including the provision of any information that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Taxes), the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any audit or other proceeding related to Taxes and all other Tax matters relating to the Company or any of the Transferred Companies. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company and the Transferred Companies relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates.

Section 8.04 Pre-Closing Tax Indemnity.
(a) From and after the Closing, Parent shall defend, indemnify and hold harmless Buyer, the Company and the Transferred Companies (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any Taxes incurred by a Buyer Indemnitee by reason of having been a member of an affiliated, consolidated, combined or unitary Tax group which group includes as a member Parent, the Seller or any of their respective Affiliates (other than the Company or any of the Transferred Companies) prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (and any comparable provisions under state, local or foreign Law).
(b) To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under this Section 8.04 as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 8.05 Tax Sharing Agreements.  On or before the Closing Date, Seller shall or shall cause all Tax sharing or Tax allocation agreements (other than this Agreement), if any, to which the Company or any Transferred Company, on the one hand, and Seller or any of its Affiliates (other than the Company or a Transferred Company), on the other hand, are parties to be terminated, and neither the Company nor any Transferred Company shall have any rights or obligations pursuant to any such agreements after the Closing.
Section 8.06 Merger.   The Parties agree to cooperate in good faith from and after the date hereof to amend this Agreement to provide for the acquisition of the Company by way of a merger rather than a stock purchase such that the Company survives as a wholly owned subsidiary of Buyer (or such other alternative structure that would have the effect of treating the Company, for U.S. federal and applicable state and local state tax purposes, as having borrowed the leveraged portion of the Final Purchase Price proceeds and distributing such proceeds to the Seller immediately prior to Closing) if the Seller determines in its sole discretion that such merger (or alternative transaction) has no adverse effect on the Seller or any of its Affiliates.

Section 8.07 Garden Fresh.
(a) On or before the Closing Date, Parent, Seller and Company shall cause all purchase price adjustment obligations of the Company under Section 2.07 of the Garden Fresh Agreement to be assigned to an Affiliate of Parent other than a member of the Company Group.
(b) To the extent Parent is aware of the payment of transfer taxes under Section 8.01 of the Garden Fresh Agreement, Parent shall promptly notify Buyer of such payment.
ARTICLE IX

CONDITIONS TO CLOSING
Section 9.01 Conditions to Each Party’s Obligation.  The obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver to the extent permissible under applicable Law) at or prior to the Closing, of each of the following conditions:
(a) Governmental Approvals.  The applicable filings or approvals under the HSR Act shall have been made or obtained to the extent required by applicable Law, and any applicable waiting period under the HSR Act (including any timing agreements, understandings, or commitments entered into with or made to the Department of Justice or Federal Trade Commission to extend any waiting period or not close the transactions) shall have expired or been terminated.
(b) No Governmental Order.  No Governmental Order or Law shall have been enacted, promulgated or come into effect following the date hereof that prohibits or otherwise restrains the sale of the Purchased Shares or the consummation of the other transactions contemplated by the Transaction Agreements.
Section 9.02 Conditions to Obligations of the Seller and the Company.  The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, in its sole discretion, at or prior to the Closing, of each of the following conditions:
(a) Representations and Warranties; Covenants.  (i) Each of the representations and warranties of Buyer contained in Article V (other than as set forth in clause (ii) of this Section 9.02(a)) shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers therein) as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be true and correct would not have a Buyer Material Adverse Effect; (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, other than Buyer Fundamental Representations made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; and (iii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.

(b) Closing Deliveries.  Buyer shall have executed and delivered (or caused to be executed and delivered) to the Seller the items required under Section 2.06.
Section 9.03 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:
(a) Representations and Warranties; Covenants.  (i) Each of the representations and warranties of the Seller and the Company contained in Article III and Article IV (other than as set forth in clause (ii) of this Section 9.03(a)) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be true and correct would not have a Material Adverse Effect; (ii) each of the Seller Group Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; and (iii) the covenants contained in this Agreement required to be complied with by the Seller or the Company on or before the Closing shall have been complied with in all material respects.
(b) Closing Deliveries.  The Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer the items required under Section 2.05.
(c) Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(d) Garden Fresh Transaction.  The transactions contemplated by the Garden Fresh Agreement shall have been consummated.
Section 9.04 Frustration of Closing Conditions.  Neither Buyer, on the one hand, nor the Seller or the Company, on the other hand, may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.
ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.01 Termination.  This Agreement may be terminated prior to the Closing:
(a) by the mutual written consent of the Seller and Buyer;

(b) by either the Seller or Buyer:
(i) if the Closing shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party hereto whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or
(ii) in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Purchased Shares or the consummation of the other transactions contemplated by the Transaction Agreements; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree.
(c) by the Seller:
(i) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 9.02(a) not to be satisfied, and such breach (x) is incapable of being cured prior to the Business Day prior to the End Date or (y) has not been cured or is not cured prior to the date that is ten (10) Business Days from the date that Buyer is notified by the Seller in writing of such breach or failure to perform; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(i) if the Seller or the Company is then in material breach or material violation of its representations, warranties or covenants contained in this Agreement; or
(ii) if (A) all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) (B) the Company, Seller and Parent have irrevocably confirmed in writing to Buyer that the Company, Seller and Parent are ready, willing and able to consummate the transactions contemplated by this Agreement, and (C) Buyer fails to consummate the transactions contemplated hereby within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02.
(d) by Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller or the Company set forth in this Agreement shall have occurred that would cause a condition set forth in Section 9.03(a) not to be satisfied, and such breach is (x) incapable of being cured or is not cured prior to the Business Day prior to the End Date or (y) has not been cured prior to the date that is ten (10) Business Days from the date that the Seller is notified by Buyer in writing of such breach or failure to perform; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if Buyer is then in material breach or material violation of its representations, warranties or covenants contained in this Agreement.

Section 10.02 Notice of Termination.  Any party hereto desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.
Section 10.03 Effect of Termination.
(a) In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except that (i) Section 6.04(a), this Section 10.03, and Article XI shall survive any such termination in accordance with their terms and shall be enforceable hereunder, and (ii) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 11.11 with respect to surviving obligations that are to be performed following such termination; provided, however, that in the event of a valid termination pursuant to this Section 10.03 nothing in this Agreement (but subject to the terms of this Agreement) shall relieve the Seller or Buyer from liability for any knowing or intentional breach of this Agreement or fraud.
(b) In the event that this Agreement is validly terminated by the Seller pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), Buyer shall pay to the Seller a fee of $45,900,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.
(c) The parties acknowledge and hereby agree that the Buyer Termination Fee if, as and when required to be paid in accordance with this Section 10.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.
(d) Each of the parties acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.
(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is validly terminated and the Seller has the right to receive the Buyer Termination Fee from Buyer pursuant to this Section 10.03, the receipt of the Buyer Termination Fee, subject to Section 11.11, shall be the sole and exclusive remedy of the Seller and its Affiliates against Buyer, the Guarantors or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Buyer Related Parties”) or any debt financing source under the Debt Financing and any of their respective Affiliates (a “Lender Related Party”) for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, none of the Buyer Related Parties or Lender Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in Contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 11.11, the sole and exclusive remedies (whether at law, in equity, in Contract, in tort or otherwise) against the Buyer Related Parties or the Lender Related Parties for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Seller to terminate this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) and receive payment of the Buyer Termination Fee, and in no event shall the Seller (or the Company or Parent) seek to recover any money damages.
(f) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and pursuant to and in accordance with the terms of this Agreement and no other Non-Recourse Party or Buyer Related Party (other than, for the avoidance of doubt, the Guarantors or the other Buyer Related Parties party to the Limited Guarantees, the Equity Commitment Letters or the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any Liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.
Section 10.04 Extension; Waiver.  The Seller, with respect to Buyer, or Buyer, with respect to the Seller or the Company, may (a) extend the time for the performance of any of the obligations or other acts of the party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties hereto contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party or parties hereto contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto granting such extension or waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.05 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of each of Buyer, the Seller and the Company contained in this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms.
ARTICLE XI

GENERAL PROVISIONS
Section 11.01 Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the party hereto incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.
Section 11.02 Notices.  All notices, requests, claims, demands and other communications under the Transaction Agreements shall be sufficiently given for all purposes hereunder if in writing and given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), or when sent in the form of an email and receipt confirmation is received, to the respective parties at the following addresses or email address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
if to the Seller or the Company:

Pepperidge Farm, Incorporated
C/O Campbell Soup Company
One Campbell Place
Camden, NJ 08108
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Michael J. Aiello; Eoghan P. Keenan
Email: michael.aiello@weil.com; eoghan.keenan@weil.com

if to Buyer:
Generis Holdings, LP
c/o Butterfly Equity LP
9595 Wilshire Blvd., Suite 510
Beverly Hills, CA 90212
Attention:  Adam Waglay
Email: adam@butterflyequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Sean Rodgers, P.C.; Ravi Agarwal
Email: sean.rodgers@kirkland.com; ravi.agarwal@kirkland.com

Section 11.03 Public Announcements.  The initial press release regarding the Agreement shall be a press release mutually acceptable to each of the Seller and Buyer.  Thereafter, neither the Seller nor Buyer (nor any of their respective Affiliates), shall issue any other press release or make any other public announcement with respect to any of the Transaction Agreements without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange; provided, that neither the Seller nor Buyer will be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement or (b) in connection with any dispute between the parties regarding any of the Transaction Agreements.
Section 11.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 11.05 Entire Agreement.  Except as otherwise specifically provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of Parent, Seller or the Company, on the one hand, and Buyer, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior representations, agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Seller and the Company, on the one hand, and Buyer, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.06 Assignment.  This Agreement shall not be assigned by (a) Buyer without the prior written consent of Parent or (b) Parent or the Seller, without the prior written consent of Buyer, except that (i) each of Buyer and the Company may assign any or all of its rights and obligations under this Agreement to any of their controlled Affiliates and (ii) Buyer may (A) assign all or part of it rights or obligations hereunder to one or more of its Affiliates and (B) collaterally assign its rights hereunder to any lender or debt financing source of Buyer or any of its Affiliates, in each case of clauses (A) through (B), without the consent of Parent or Seller; provided that no such assignment shall release Buyer from any liability or obligation under this Agreement.  Any attempted assignment in violation of this Section 11.06 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.
Section 11.07 No Third-Party Beneficiaries.  Except as provided in Section 6.09 and Section 11.16, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as parties hereto and their permitted successors and assigns, no party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, including Article VII hereto, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, the Company or the Transferred Companies, or any of their Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.08 Amendment.  Except as provided in Section 11.16, no provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto or, in respect of this Agreement, the Disclosure Letter, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.
Section 11.09 Disclosure Letter.  Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and of such disclosure.  Matters reflected in any Section of the Disclosure Letter that are not required by this Agreement to be so reflected are set forth solely for informational purposes.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 11.10 Governing Law; Submission to Jurisdiction.
(a) This Agreement and each other Transaction Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement and each other Transaction Agreement, or the negotiation, execution or performance of this Agreement and each other

Transaction Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the Laws of any other jurisdiction; provided, however, that notwithstanding the foregoing, except as otherwise set forth in the Debt Commitment Documentation as in effect as of the date of this Agreement, including as it relates to (a) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred under this Agreement), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Documentation) and whether as a result of any inaccuracy of thereof Buyer and any of its Affiliates have the right to terminate its or their obligations under this Agreement and (c) the determination of whether the Closing has been consummated in accordance with the terms of this Agreement (which will, in each case, be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), all Actions and matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Documentation or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.
(b) Except as provided in Section 11.16, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.02.
Section 11.11 Specific Performance.  Each party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  Therefore, it is agreed that subject to the terms of this Section 11.11, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.  Notwithstanding the foregoing and/or anything herein to the contrary, it is hereby acknowledged and agreed that the Seller and Parent shall be entitled to seek specific performance to cause Buyer to cause the Equity Financing to be funded and to consummate the Closing if, but only if, (i) the conditions to Closing set forth in Section 9.01 and Section 9.03 were satisfied (other than those conditions that by their terms are to be satisfied at Closing, each of which is reasonably expected to be satisfied at Closing), (ii) the financing provided for by the Debt Financing has been funded or the lenders providing such financing have irrevocably confirmed in writing that such financing will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company, the Seller and Parent have irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Buyer, the Seller otherwise have an adequate remedy at law. Under no circumstances shall the Company, the Seller and Parent be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment at the Closing in accordance with the terms of this Section 11.11) or other equitable relief, on the one hand, and payment of the Buyer Termination Fee if this Agreement has been validly terminated in accordance with its terms and the Seller has requested and received payment of the Buyer Termination Fee (and any of the other amounts, as and when due, owing to the Seller pursuant to Section 10.03(b)) both payment of any monetary damages whatsoever, on the one hand, and payment of the Buyer Termination Fee, on the other hand.
Section 11.12 Rules of Construction.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Disclosure Letter and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation”, unless otherwise specified; (f) references to “written” or “in writing” include in electronic form, provided that any notice given pursuant to this Agreement shall be given in accordance with Section 11.02 and any extension or waiver shall be granted in accordance with Section 10.04; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) the Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day and (l) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.  Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 11.13 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 11.14 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.
Section 11.15 No Recourse.  Other than in the case of fraud by the Company, the Seller and/or Parent, notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party hereto covenants, agrees and acknowledges that no Persons other than the parties hereto (other than the Guarantor solely to the extent expressly set forth in the Limited Guarantee or the Equity Commitment Letters) have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the equity holders of the parties or their respective managing members or general partners may be partnerships or limited liability companies, none of the parties hereto has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the parties to this Agreement or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties, each a “Non-Recourse Party”), through any of the parties hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any such party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.

Section 11.16 Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Documentation or the definitive documentation governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any Action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of the Company, the Seller, the Parent or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Documentation or the definitive documentation governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that it shall not and shall not permit any of its Affiliates or any of their respective officers, directors, or employees to seek any action for specific performance against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Documentation, the definitive documentation governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, and (g) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.16 and Section 10.03(e), Section 11.06, Section 11.07, Section 11.08 and Section 11.10 to the extent contemplated thereby (and to the extent any amendments to such provisions are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter). Notwithstanding anything contained herein to the contrary, nothing in this Section 11.16 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party.
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IN WITNESS WHEREOF, Buyer and the Seller have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERIS HOLDINGS, LP

By:	Generis Holdings GP, LLC
Its: General Partner

By	/s/ Adam Waglay
Name: Adam Waglay
Title: President

[Signature Page to Stock Purchase Agreement]

PEPPERIDGE FARM, INCORPORATED

By	/s/ Anthony DiSilvestro
Name: Anthony DiSilvestro
Title: Senior Vice President & Chief Financial
Officer

WM. BOLTHOUSE FARMS, INC.

By	/s/ Ana Dominguez
Name: Ana Dominguez
Title: President

CAMPBELL SOUP COMPANY (solely for the purposes of Section 2.03, Section 2.04, Section 2.07, Section 3.05, Section 6.02, Section 6.03, Section 6.06, Section 6.09(e), Section 6.10, Section 8.02, Section 8.03, Section 8.04, Section 8.07, Section 11.06, Section 11.11 and Section 11.15 hereof)

By	/s/ Anthony DiSilvestro
Name: Anthony DiSilvestro
Title: Senior Vice President & Chief Financial
Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
DEFINITIONS
“Accounting Firm” shall have the meaning set forth in Section 2.07(c).
“Accrued Income Taxes” means an amount, which shall not be less than zero, equal to the aggregate net unpaid Income Tax liabilities of the Company and the Transferred Companies, determined as if the taxable periods of the Company and the Transferred Companies ended as of the end of the Closing Date (using a “closing of the books” methodology), attributable to any Pre-Closing Tax Period (whether or not yet due and payable, ignoring, for this purpose, (i) any Income Tax payments made after the Closing, (ii) any deferred Income Tax liabilities or deferred Income Tax assets that are not available to offset the liability for such Taxes for such taxable periods, and (iii) any Income Taxes to the extent attributable to any transactions entered into by the Company or a Transferred Company on the Closing Date after the Closing outside the ordinary course of business, but taking into account, for this purpose, (A) any accrued Income Tax refunds (for the avoidance of doubt, excluding any refunds of Taxes reported on a Consolidated Tax Return and any Prior Period Refunds) that are available to offset the liability for such Taxes in the applicable jurisdiction, and (B) Unpaid Transaction Expenses or any other amounts incurred by Seller, the Company or any Transferred Company in connection with the transactions under this Agreement and taken into account as a liability in the Purchase Price, to the extent that (1) it is “more likely than not” that such amounts would be permitted to be deducted on the applicable Tax Return for the taxable period that ends on or includes the Closing Date and (2) in the case of a taxable period that includes, but does not end on, the Closing Date, there would at least be a “reasonable basis” for reflecting such deductions on a hypothetical Tax Return prepared for the pre-Closing portion of such taxable period).  Notwithstanding anything herein to the contrary, the calculation of Accrued Income Taxes shall be made (I) consistent with past practice of the Company and the Transferred Companies, except as required by applicable Law, and (II) without recalculating any Taxes previously shown due and payable on a Tax Return filed by the Company or any Transferred Company.
“Action” means any claim, counterclaim, action, audit, suit, arbitration, proceeding or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Affiliate Contract” shall have the meaning set forth in Section 4.19.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” means the Confidentiality Agreement, the Transition Services Agreement and the Supply Agreement.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Assets” means all of the assets, properties, goods, inventory, work in progress, rights, privileges, Permits, books and records of the Company Group, services, claims, causes of action, Contracts, Intellectual Property and interests of every nature, type and description, wherever located and whether real, personal or mixed, tangible or intangible, now existing as of the date hereof or hereafter acquired, in each case, which are primarily related to the Business of the Company Group taken as a whole.
“Balance Sheet” shall have the meaning set forth in Section 4.05(a).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.01.
“Base Payment” shall have the meaning set forth in Section 2.03.
“Business” means the business of growing, processing, packaging or selling carrots (in any variety) and/or manufacturing, packaging or selling refrigerated beverages, dressings or plant protein milk products as conducted by Seller and its Affiliates.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Employee” means (i) each person who is employed by the Company or any Transferred Company, including those employees on medical leave, family leave, military leave or personal leave under the policy of Parent, the Seller, the Company or any Transferred Company, and (ii) each person who is employed by the Seller or any of its Affiliates (other than the Company or any Transferred Company) and who provides services primarily to the Business, in either case, other than those employees listed on Section A of the Disclosure Letter.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Incorporation and Authority of Buyer), Section 5.02 (Qualification of Buyer) and Section 5.07 (Financial Ability).
“Buyer Indemnitees” shall have the meaning set forth in Section 8.04(a).
“Buyer Material Adverse Effect” means, with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.
“Buyer Related Parties” shall have the meaning set forth in Section 10.03(e).
“Buyer Restricted Employee” shall have the meaning set forth in Section 6.10(a).
“Buyer Termination Fee” shall have the meaning set forth in Section 10.03(b).
“Cash” means, as of any time, with respect to the Company and the Transferred Companies, all cash, cash equivalents, and marketable securities (other than restricted cash), in accordance with GAAP and less any declared and unpaid cash dividends as of such time.  Notwithstanding the foregoing, “Cash” shall (i) be increased by the aggregate amount of checks which are in the possession of the Company or any of the Transferred Companies but which have not yet been deposited, or that have been deposited but have not yet cleared, but shall not include any assets included in Working Capital and (ii) be reduced by cash overdrafts which represent outstanding checks that exceed the balance of cash available in bank accounts reclassified to accounts payable.

“CBA” shall have the meaning set forth in Section 4.13(i).
“Change of Control Payments” means all change of control, bonus or other similar payments that are payable by the Company Group to any Person in conjunction with the consummation of the transactions contemplated hereby, together with any employer-paid portion of any employment and payroll taxes related thereto.
“Closing” shall have the meaning set forth in Section 2.02.
“Closing Adjustment” shall have the meaning set forth in Section 2.04(b).
“Closing Date” shall have the meaning set forth in Section 2.02.
“Closing Date Cash” means the Cash of the Company and the Transferred Companies as of the Closing but without giving effect to the consummation of the transactions contemplated by this Agreement.
“Closing Date Indebtedness” means the Debt of the Company and the Transferred Companies as of the Closing but without giving effect to the consummation of the transactions contemplated by this Agreement.
“Closing Date Working Capital” means the Working Capital of the Company and the Transferred Companies as of the Closing but without giving effect to the consummation of the transactions contemplated by this Agreement (except to the extent provided in the definition of Accrued Income Taxes).
“Closing Date Working Capital Adjustment” means an amount equal to (i) Closing Date Working Capital minus (ii) Target Working Capital.
“Closing Notice” shall have the meaning set forth in Section 2.04.
“Closing Payment” shall have the meaning set forth in Section 2.03.
“Closing Statement” shall have the meaning set forth in Section 2.07(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitment Documentation” shall have the meaning set forth in Section 5.07(a).
“Commitment Letters” shall have the meaning set forth in Section 5.07(a).

“Company” shall have the meaning set forth in the Preamble.
“Company Group” means the Company together with the Transferred Companies.
“Company Plans” shall have the meaning set forth in Section 4.13(b).
“Computer Systems” means software, computer firmware, computer hardware, computer or information technology systems, electronic data processing systems or networks, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, in each case, owned and used in the operation of the business of the Company and Transferred Companies.
“Confidential Information” shall have the meaning set forth in Section 6.04(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 6.04(a).
“Consolidated Tax Return” shall have the meaning set forth in Section 8.02(a).
“Continuing Employee” shall have the meaning set forth in Section 7.01(a).
“Contracts” means all contracts, subcontracts, agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, whether oral or in writing.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.
“Debt” means, with respect to any Person, (i) all indebtedness of such Person for borrowed money or in respect of loans, advances, or interest rate derivative or hedging transactions (including any unpaid principal, premium and accrued and unpaid interest), (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued expenses and other similar obligations incurred in the ordinary course of business consistent with past practice), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, to the extent not included in clause (i), (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, in accordance with Accounting Standards Codification 840, Leases, (v) all obligations of such Person under acceptance, letter of credit or similar facilities, but in each case only to the extent drawn, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) Accrued Income Taxes, (viii) all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, (ix) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (x) accrued bonus obligations (without duplication of Change of Control Payments under clause (xi) below and including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts), (xi) Change of Control Payments (without duplication of accrued bonus obligations under clause (x) above), (xii) accrued severance obligations of the Company or any Transferred Company (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts and excluding, for the avoidance of doubt, any severance obligations arising from terminations by Buyer or the Company following the Closing), (xii) accrued capital expenditures and (xiii) accrued relocation expenses of the Company or any Transferred Company (excluding, for the avoidance of doubt, any relocation expenses arising from actions by Buyer or the Company following the Closing).  Notwithstanding the foregoing, “Debt” shall not include any liabilities included in Working Capital.

“Debt Commitment Documentation” shall have the meaning set forth in Section 5.07(a).
“Debt Commitment Letter” shall have the meaning set forth in Section 5.07(a).
“Debt Financing” shall have the meaning set forth in Section 5.07(a).
“Debt Financing Sources” shall mean the Persons (if any) that have committed to provide or arrange the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements pursuant thereto or relating thereto, and their respective Affiliates, equity holders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such Debt Financing.
“Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by the Company to Buyer and which forms a part of this Agreement.
“Disputed Items” shall have the meaning set forth in Section 2.07(b).
“Employee Plans” shall have the meaning set forth in Section 4.13(b).
“End Date” means July 28, 2019; provided that the End Date may be extended for a period of no more than 30 days by either Buyer or the Seller upon written notice to the other party if, as of the End Date, all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at Closing) other than the condition set forth in Section 9.01(a).
“Environmental Law” means any Law, including common law, in effect on or prior to the date of this Agreement relating to pollution or protection of the environment or natural resources or public or worker health and safety as related to exposure to Hazardous Substance.
“Environmental Permit” means any permit, approval, registration, authorization or license required by a Governmental Authority under any Environmental Law.
“Equity Commitment Letters” shall have the meaning set forth in Section 5.07(a).
“Equity Financing” shall have the meaning set forth in Section 5.07(a).

“Equity Financing Sources” shall mean the Persons (if any) that have committed to provide or otherwise entered into agreements in connection with the Equity Financing, including the parties to the Equity Commitment Letters and any joinder agreements entered into pursuant thereto or relating thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Estimated Purchase Price” shall have the meaning set forth in Section 2.04(c).
“Estimated Working Capital” shall have the meaning set forth in Section 2.04(a).
“Estimated Working Capital Adjustment” means an amount equal to (i) Estimated Working Capital minus (ii) Target Working Capital.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Fee Letter” shall have the meaning set forth in Section 5.07(a).
“Final Purchase Price” shall have the meaning set forth in Section 2.07(a).
“Financial Information” shall have the meaning set forth in Section 4.05(a).
“Financing” shall have the meaning set forth in Section 5.07(a).
“Financing Sources” shall mean, collectively, the Debt Financing Sources and the Equity Financing Sources.
“Foreign Plans” shall have the meaning set forth in Section 4.13(n).
“GAAP” means the generally accepted accounting principles used in the United States, applied consistently.
“Garden Fresh” means Garden Fresh Gourmet, LLC.
“Garden Fresh Agreement” means the Membership Interest Purchase Agreement, dated as of February 25, 2019, by and among the Company, Garden Fresh, Garden Fresh Gourmet Holding, Inc. and Parent.
“Garden Fresh Business” means the business of Garden Fresh.
“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any U.S. federal, state or local or any supra national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (public or private).
“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, writ, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantors” shall have the meaning set forth in the Recitals.
“Hazardous Substance” means any material, substance or waste for which liability may be imposed under Environmental Law or that is classified, regulated or otherwise characterized under any Environmental Law as “hazardous,” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or effect.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.
“Income Tax” or “Income Taxes” means all U.S. federal, state, local or non-U.S. Taxes imposed on or by reference to overall net income that are not imposed in respect of a Parent Consolidated Tax Group and are the liability of Parent pursuant to Section 8.04(a).
“Intellectual Property” means all intellectual property rights and other proprietary rights, whether registered or unregistered,  whether arising under the Laws of the United States or of any other jurisdiction, including all rights and interests pertaining to or deriving from: (a) patents and patent applications (including patents issued thereon), including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, invention disclosures, and discoveries (whether or not patentable or reduced to practice) (b) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, and any and all common law rights, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing, including all goodwill associated therewith, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights and all derivative works and moral rights associated therewith, (d) Internet domain names and social media identifiers, and (e) trade secrets, know-how, recipes and other proprietary or confidential information, whether or not reduced to writing or any other tangible form.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company” means the actual knowledge of the Persons listed on Section A of the Disclosure Letter.
“Law” means any U.S. federal, state or local or any non-U.S. statute, law, act, ordinance, regulation, rule, code, order, directive or other requirement or rule of law in any applicable jurisdiction.
“Leased Real Property” shall have the meaning set forth in Section 4.14(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Transferred Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Transferred Company thereunder.
“Lender Related Party” shall have the meaning set forth in Section 10.03(e).
“Liabilities” means any Debt, liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment, penalty, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto and including those arising under any Law, Action or Governmental Order and those arising under any Contract.
“Lien” means any mortgage, license, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien (statutory or other), charge, easement, encroachments, servitudes, rights of way, right of first refusal, right of first offer, limitation or restriction of any kind or any other encumbrance of any kind, character or description.
“Limited Guarantees” shall have the meaning set forth in the Recitals.
“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, Liabilities, Taxes, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies; provided that “Losses” shall not include (i) any exemplary or punitive damages, except to the extent actually awarded to a third party and (ii) any consequential, special or indirect damages, lost profits or diminution in value, in each case, except to the extent (x) reasonably foreseeable or (y) actually awarded to a third party.
“Material Adverse Effect” means any circumstance, matter, change, development, event, state of facts, occurrence or effect (each, an “Event”) that, individually or in the aggregate with other Events, has had or would reasonably be expected to have or result in (a) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and the Transferred Companies, taken as a whole; provided, however, that for the purposes of this clause (a) any adverse effect arising out of, resulting from or attributable to any circumstance described in the following clauses (i) through (viii) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) an Event or series of Events affecting the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates and financial, credit, securities or currency markets, (ii) an Event or series of Events affecting political conditions (including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing) generally of the United States or any other country or jurisdiction in which the Company and the Transferred Companies operate, (iii) an Event or series of Events affecting the industry generally in which the Company and the Transferred Companies conduct business, (iv) an Event or series of Events attributable to the execution or the announcement of, or the consummation of the transactions contemplated by the Transaction Agreements, including the impact thereof on shortfalls or declines in revenue, margins or profitability, the loss of, or disruption in, any customer, supplier, and/or vendor relationships, or loss of personnel, (v) any changes in applicable Law, GAAP or the enforcement or interpretation thereof, (vi) actions specifically required to be taken or required to be omitted pursuant to the Transaction Agreements, or taken or omitted with Buyer’s prior written consent, (vii) cybersecurity attacks or privacy violations or (viii) any failure by the Company or any Transferred Company to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (ix)), except in the case of the foregoing clauses (i), (ii), (iii) or (v) to the extent such Event is (or would reasonably be expected to be) disproportionately adverse with respect to the business of the Company Group, in each case, taken as a whole, compared to other Persons in the industry in which the Company and the Transferred Companies conduct business, or (b) any material impairment, prevention or material delay in the ability of the Seller or the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” means the following Contracts, except for this Agreement, that the Company or any Transferred Company is a party to as of the date of this Agreement:
(a) Contracts, other than Employee Plans, to purchase or sell goods or products from a supplier or to a customer that the Seller reasonably expects will result in purchases, sales or expenditures in an aggregate amount that exceeds $1,000,000 annually and extends or requires performance by any party beyond one (1) year from the date hereof;
(b) Contracts for joint ventures, strategic alliances or partnerships that are material to the business of the Company;
(c) Contracts that limit the ability of the Company or any Transferred Company to compete in any line of business or with any Person or in any geographic area during any time period;
(d) Contracts relating to Debt with respect to which the Company or any Transferred Company is an obligor or guarantor in excess of $1,000,000, or which impose a Lien other than a Permitted Exception on any of the material assets of the Company or any Transferred Company;
(e) Contracts to sell, lease or otherwise dispose of any material asset of the Company or any Transferred Company other than in the ordinary course of business consistent with past practice that have obligations that have not been satisfied or performed;
(f) Any license, royalty, covenant not to sue, escrow, settlement, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property, including any (i) Contracts pursuant to which a third party has granted to the Company or any Transferred Company a license under, or a covenant not to sue in respect of, Intellectual Property material to the operation of its business, other than (A) agreements relating to unmodified, commercially available off the shelf computer software licensed pursuant to standard terms or agreements pursuant to which the license fees are less than $250,000 per year in the aggregate and (B) non-exclusive licenses granted by vendors, suppliers and distributors in the ordinary course of business consistent with past practices or (ii) Contracts pursuant to which the Company or any Transferred Company has granted to a third party a license under, or a covenant not to sue in respect of, any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practices to vendors, suppliers and distributors;

(g) Contracts reflecting a settlement of any threatened or pending Action in excess of $500,000 and entered into during the one (1) year prior to the date of this Agreement and containing continuing obligations or restrictions on any member of the Company Group;
(h) CBAs;
(i) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or a Transferred Company will have any material outstanding obligation after the date of this Agreement;
(j) any Contract that is for the employment or engagement of any directors, employees or independent contractors at annual compensation in excess of $150,000 (other than offer letters that do not deviate in any material respect from the standard form of offer letter that has been provided to Buyer); and
(k) Contracts with any Governmental Authority.
“Non-Recourse Party” shall have the meaning set forth in Section 11.15.
“Owned Intellectual Property” means all Intellectual Property owned by the Company and the Transferred Companies.
“Owned Real Property” shall have the meaning set forth in Section 4.14(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent Consolidated Tax Group” means any affiliated, consolidated, combined or unitary Tax group that includes Parent or any of its Affiliates (other than the Company or any Transferred Company).
“Parent’s Fiscal Month End” shall have the meaning set forth in Section 2.02.
“Parent Plans” shall have the meaning set forth in Section 4.13(b).
“Permits” shall have the meaning set forth in Section 4.09(a).

“Permitted Exceptions” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been established in the Financial Information in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts which are not due and payable; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title (except in the case of Intellectual Property), easements, covenants, rights of way, restrictions and other similar charges of record, title exceptions or encumbrances disclosed in policies or reports which the Company has made available to Buyer which would not result in a Material Adverse Effect;  (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the business of the Company; (f) Liens resulting from any facts or circumstances relating to Buyer or its Affiliates; (g) zoning, entitlement and other land use and environmental regulations issued by any Governmental Authority which are not violated by the current use or occupancy of Owned Real Property or Leased Real Property or the operation of the Company’s business conducted therein; (h) in the case of Intellectual Property, non-exclusive licenses, options to license on a non-exclusive basis or covenants not to assert claims of infringement, in each case entered into in the ordinary course of business consistent with past practice and imperfections or irregularities in the chain of title evident from the records of the applicable Governmental Authority maintaining such records; (i) Liens disclosed to Buyer that have been placed by a third party on the fee title of real property constituting Owned Real Property, Leased Real Property or real property over which the Seller, the Company or any Transferred Company have easement rights, and subordination or similar agreements relating thereto, (j) Liens that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or materially interfere with the use thereof as currently used by the Company or any Transferred Company and (k) all matters disclosed in the Disclosure Letter.
“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Post-Closing Adjustment” shall have the meaning set forth in Section 2.07(a).
“Pre-Closing Tax Period” means  any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date of any taxable period beginning on or prior to the Closing Date and ending after the Closing Date..
“Prior Period Refunds” means any amounts due to the unitholders by Seller or any of its Affiliates (other than the Company or the Transferred Companies) under Section 10.01(g) of the Agreement and Plan of Merger by and among BF Bolthouse Holdco, LLC, Campbell Soup Company, Madison Dearborn Capital Partners IV, L.P. and certain other parties thereto dated as of July 1, 2012.
“Prohibited Amendments” shall have the meaning set forth in Section 6.09(a).
“Proposed Purchase Price Calculations” shall have the meaning set forth in Section 2.07(a).
“Purchase Price” shall have the meaning set forth in Section 2.03.

“Purchase Price Dispute Notice” shall have the meaning set forth in Section 2.07(b).
“Purchased Shares” shall have the meaning set forth in the Recitals.
“Reference Working Capital Statement” means the statement set on Exhibit B and which sets forth (a) the Transaction Accounting Principles and (b) an example for illustrative purposes only of the Working Capital of the Company and the Transferred Companies as of the Closing, prepared in accordance with GAAP and the Transaction Accounting Principles set forth therein.
“Registered Intellectual Property” means Intellectual Property that is issued by, or registered or filed with, any Governmental Authority or Internet domain name registrar, including patents, registered copyrights, registered trademarks, Internet domain names and applications for any of the foregoing.
“Regulatory Actions” shall have the meaning set forth in Section 6.05(a).
“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposal of Hazardous Substances into or through the indoor or outdoor environment.
“Representative” of a Person means the directors, officers, employees, advisors, agents, controlling persons, consultants, attorneys, accountants, investment bankers or other representatives of such Person.
“Required Payments” shall have the meaning set forth in Section 5.07(g).
“Residuals” shall have the meaning set forth in Section 6.02(f).
“Restricted Business” means the business of growing, processing, packaging or selling carrots (in any variety) and/or manufacturing, packaging or selling refrigerated dressings.
“Restricted Party” means Parent and each of its controlled Affiliates.
“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws.  For greater certainty, those countries and regions consist of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List, or the EU Consolidated List, (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i), or (iii) any individual that is a national or entity that is established under the law of a Sanctioned Country.
“Sanctions Laws” means all U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, and Laws relating to economic or trade sanctions administered by the United Nations Security Council, or the European Union.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Seller” shall have the meaning set forth in the Preamble.
“Seller 401(k) Plan” shall have the meaning set forth in Section 7.01(h).
“Seller Group” means Parent and its Subsidiaries.
“Seller Group Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority), Section 3.02 (Purchased Shares), Section 3.05 (Brokers), Section 4.01 (Organization, Qualification and Authority) and Section 4.02 (Capital Structure; Subsidiaries).
“Seller Restricted Employee” shall have the meaning set forth in Section 6.10(b).
“Sensitive Data” shall have the meaning set forth in Section 4.10(g).
“Shared Contract” means any Contract that relates both to the Business and one or more of the Seller or the Parent’s other businesses.
“Specified Unregistered IP” shall have the meaning set forth in Section 6.02(f).
“Statement of Estimated Working Capital” shall have the meaning set forth in Section 2.04(a).
“Subsidiary” or “Subsidiaries” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Supply Agreement” shall have the meaning set forth in Section 6.06(b).
“Target Working Capital” means $140,000,000.
“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. income, excise, gross receipts, ad valorem, value added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, stamp taxes, duties, charges, fees, levies or assessments of any kind whatsoever (whether payable directly or by withholding and whether or not disputed), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the administration, collection or enforcement of any Tax.
“Tax Returns” means all returns and reports (including claim of refund, elections, declarations, disclosures, schedules, estimates, information returns and any attachments thereto), and any amendments thereof, supplied or required to be supplied to a Tax Authority relating to Taxes.
“Top Customers” shall have the meaning set forth in Section 4.17(b).
“Top Suppliers” shall have the meaning set forth in Section 4.17(a).
“Trade Controls” shall have the meaning set forth in Section 4.21(a).
“Transaction Accounting Principles” means the transaction accounting principles set forth in Exhibit B.
“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.
“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees.
“Transferred Company” or “Transferred Companies” shall have the meaning set forth in the Recitals.
“Transferred Company Equity Interests” shall have the meaning set forth in Section 4.02(b).
“Transition Services Agreement” shall have the meaning set forth in Section 6.06(a).
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Unpaid Transaction Expenses” means, in each case solely to the extent not paid immediately prior to the Closing, and whether or not invoiced, all fees and expenses incurred by or on behalf of, or to be paid by or on behalf of, the Seller or Parent, or otherwise incurred by Affiliates thereof for which the Company or any of the Transferred Companies could be held liable, in connection with or as a result of this Agreement and the transactions and other agreements contemplated by this Agreement or the process for the sale of the Company, including (i) the fees and expenses payable by the Company Group to Goldman Sachs & Co, LLC, Centerview Partners LLC, (ii) the fees and expenses payable by the Company Group to Weil, Gotshal & Manges LLP and any other attorneys engaged by the Company Group, Seller or Parent in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) the fees and expenses payable by the Company Group to outside accountants or other advisors incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, and (iv) any payments made to or upon termination of, and any fees and expenses owing in respect of, any transactions with Affiliates.

“WARN Act” shall have the meaning set forth in Section 4.13(j).
“Water Rights” means under any use of or right of access to and use of water rights available to the subject premises which mean all rights of any type to the development, exercise, use and enjoyment of water, whether surface or subsurface, whether riparian, appropriative, prescriptive or otherwise, whether appurtenant or not, whether or not pursuant to historical use, contractual agreement, permit, license or law that currently benefits or is derived from the subject premises, including (i) all allocations, carryover and reschedule rights, supplemental water, water banking rights and interests, distribution rights, delivery rights, storage and exchange rights, water contracts, water rights or entitlements arising by virtue of the subject premises being situated within the boundaries of any water district, irrigation district, water storage district, groundwater sub basin, groundwater sustainability agency, or other governmental entity or within the boundaries of any private water company, mutual water company, or other non-governmental entity, (ii) all rights under well, pump and filter sharing agreements, and other contracts and licenses relating to the use of water on or derived from the subject premises and (iii) any other water right or entitlement that benefits or is derived from the subject premises which is necessary or convenient to obtain, extract or convey any water, from or related to those premises.
“Working Capital” means an amount equal to: (a) current assets (excluding (i) Cash, (ii) assets related to deferred compensation and (iii) Income Tax assets) of the Company and the Transferred Companies as of the Closing, minus (b) current liabilities (excluding (i) any Debt, (ii) accrued workers compensation insurance, (iii) any deferred revenue, (iv) deferred compensation, (v) accrued severance (vi) accrued bonus (vi) capex in accounts payable (vii) accrued relocation expenses and (viii) Income Tax liabilities) of the Company and the Transferred Companies as of the Closing, in each case calculated in accordance with the Transaction Accounting Principles and the Reference Working Capital Statement (including with respect to inventory adjustments as described therein). For the avoidance of doubt, current assets and current liabilities shall include current non-Income Tax assets and current non-Income Tax liabilities, including (i) any current Transfer Tax assets and liabilities attributable to any transfer or disposition of any assets by the Company or any Transferred Company prior to the Closing and (ii) current franchise Taxes that do not otherwise constitute Income Taxes.